                                                                 FILE NO. 69-250

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                   FORM U-3A-2

                      Statement by Holding Company Claiming
                      Exemption under Rule U-3A-2 from the
                    Provisions of the Public Utility Holding
                               Company Act of 1935

                      To be Filed Annually Prior to March 1

TECO Energy, Inc., TECO Power Services Corporation and Hardee Power I, Inc., hereby file with the Securities and Exchange Commission, pursuant to Rule 2, their statements claiming exemption as holding companies from the provisions of the Public Utility Holding Company Act of 1935 (the "Act") and submit the following information:




1. Name, State of organization, location and nature of business of claimants and every subsidiary thereof, other than any exempt wholesale generator
       (EWG) or foreign utility company in which claimants directly or indirectly hold an interest.

       Claimant, TECO Energy, Inc. ("TECO Energy"), is a corporation organized on January 15, 1981 under the laws of the State of Florida and a holding company exempt from registration pursuant to Rule 2 under the Act (File no. 69-250). TECO Energy owns no operating assets, but does own directly or indirectly the common stock of, or an ownership interest in, 147 subsidiaries.

       Claimant, TECO Power Services Corporation ("TECO Power"), is a corporation organized on May 26, 1987 under the laws of the State of Florida and a holding company exempt from registration pursuant to Rule 2 under the Act (File no. 69-250). TECO Power owns no operating assets, but does own directly or indirectly the common stock of, or an ownership interest in, 84 subsidiaries.

       Claimant, Hardee Power I, Inc. ("Hardee Power I"), is a corporation organized on March 21, 1990 under the laws of the State of Florida and a holding company exempt from registration pursuant to Rule 2 under the Act
       (File no. 69-250). Hardee Power I, owns no operating assets, but does own a general partnership interest in Hardee Power Partners, Ltd. ("Hardee
       Power Partners"), a public utility company for purposes of the Act.
       Hardee Power Partners is a limited partnership organized under the laws of Florida. Hardee Power I is a direct wholly owned subsidiary of TECO
       Power and has no subsidiaries or partnership interests other than a partnership interest in Hardee Power Partners.

       TECO Energy previously applied for and received an order pursuant to Sections 9(a)(2) and 10 of the Act approving its direct or indirect acquisition of up to 100% of the voting securities of Hardee Power
       Partners. (See Act Release No. 35-25199). Other than Hardee Power
       Partners, no subsidiary of TECO Power or Hardee Power I is a public utility company for purposes of the Act.

       The name, location, state of organization and nature of business of the claimants and every subsidiary thereof, other than any EWG or foreign utility company in which claimant directly or indirectly holds an interest are as follows:

                                       2
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

                                                                STATE OF ORGANIZATION AND
NAME AND LOCATION                                               NATURE OF BUSINESS
-----------------------------                                   --------------------------------------------
TECO Energy, Inc.                                               Florida.  Parent company.
TECO Plaza
702 North Franklin Street
Tampa, FL 33602

Tampa Electric Company(1)                                       Florida.  Through its electric
TECO Plaza                                                      division (Tampa Electric), operates
702 North Franklin Street                                       as an electric utility serving West
Tampa, FL  33602                                                Central Florida.  Through its gas
                                                                division (Peoples Gas System),
                                                                operates as a local natural gas
                                                                distribution business serving
                                                                territories in Florida.

    TERMCO, Inc.                                                Florida.  Acts as exclusive
    TECO Plaza                                                  broker for Tampa Electric for
    702 North Franklin Street                                   the purchase and sale
    Tampa, FL  33602                                            of real property.

    Power Engineering &                                         Florida.  Engaged in the
    Construction, Inc.                                          engineering and construction of
    TECO Plaza                                                  transmission and distribution
    702 North Franklin Street                                   facilities outside of Tampa
    Tampa, FL  33602                                            Electric's retail service
                                                                territory.

TECO Investments, Inc.(1)                                       Florida. Invests capital
TECO Plaza                                                      in short- and long-term
702 North Franklin Street                                       financial investments.
Tampa, FL 33602

TECO Inventory Company(1)                                       Florida. Non-operating company.
TECO Plaza
702 North Franklin Street
Tampa, FL  33602

TECO Finance, Inc.(1)                                           Florida. Provides financing
TECO Plaza                                                      for the unregulated activities
702 North Franklin Street                                       of TECO Energy.
Tampa, FL 33602

TECO Oil & Gas, Inc.(1)                                         Florida.  Non-operating company.
TECO Plaza
702 North Franklin Street
Tampa, FL 33602

TECO Diversified, Inc.(1)                                       Florida.  Holding company.
TECO Plaza
702 North Franklin Street
Tampa, FL 33602

    TECO Coal Corporation                                       Kentucky.  Holding company.
    200 Allison Boulevard
    Corbin, KY 40701

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

                                                                STATE OF ORGANIZATION AND
NAME AND LOCATION                                               NATURE OF BUSINESS
-----------------------------                                   --------------------------------------------

      Bear Branch Coal Company                                  Kentucky.  Coal mining.
      200 Allison Boulevard
      Corbin, KY 40701

      Raven Rock Development                                    Kentucky.  Real estate investment.
      Corporation
      200 Allison Boulevard
      Corbin, KY 40701

      Clintwood Elkhorn Mining                                  Kentucky.  Coal mining and
      Company                                                   processing.
      200 Allison Boulevard
      Corbin, KY 40701

      Gatliff Coal Company                                      Kentucky. Coal mining and
      200 Allison Boulevard                                     processing.
      Corbin, KY 40701

      Pike-Letcher Land Company                                 Kentucky.  Land management.
      200 Allison Boulevard
      Corbin, KY 40701

      Premier Elkhorn Coal Company                              Kentucky.  Coal mining and
      200 Allison Boulevard                                     processing.
      Corbin, KY 40701

      Rich Mountain Coal Company                                Tennessee.  Coal mining.
      200 Allison Boulevard
      Corbin, KY 40701

      Perry County Coal Corporation                             Kentucky.  Coal mining and
      200 Allison Boulevard                                     processing.
      Corbin, KY  40701

         Ray Coal Company, Inc.                                 Kentucky.  Land management.
         200 Allison Boulevard
         Corbin, KY  40701

           Whitaker Coal Corporation                            Kentucky.  Holds coal mining
           200 Allison Boulevard                                permits.
           Corbin, KY  40701

    TECO Coalbed Methane, Inc.                                  Alabama.  Participates in
    TECO Plaza                                                  the production of natural
    702 North Franklin Street                                   gas from coal seams.
    Tampa, FL  33602

   TECO Solutions, Inc.                                         Florida.  Holding company.
   702 North Franklin Street
   Tampa, FL  33602

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                                                                STATE OF ORGANIZATION AND
NAME AND LOCATION                                               NATURE OF BUSINESS
-----------------------------                                   --------------------------------------------

      Prior Energy Corporation                                  Delaware.  Natural gas energy
      TECO Plaza                                                management. Does not own or
      702 North Franklin Street                                 operate any facilities for the
      Tampa, FL  33602                                          distribution of natural or
                                                                manufactured gas at retail.

         Prior Intrastate Corporation                           Delaware.  Natural gas energy
         TECO Plaza                                             management.
         702 North Franklin Street
         Tampa, FL  33602

      TECO BGA, Inc.                                            Florida.  Energy services company
      TECO Plaza                                                which performs engineering analysis,
      702 North Franklin Street                                 design and construction management.
      Tampa, FL  33602

         BGA Special Project One                                Florida.  Limited partner of
         TECO Plaza                                             TECO/AGC, Limited.
         702 North Franklin Street
         Tampa, FL 33602

         TECO AGC, Inc.                                         Florida.  General partner of
         TECO Plaza                                             TECO/AGC, Limited.
         702 North Franklin Street
         Tampa, FL  33602

           TECO AGC, Limited                                    Florida.  Owns and operates a
           TECO Plaza                                           chilled water facility in Tampa.
           702 North Franklin Street
           Tampa, FL  33602

        TECO BGA Thermal Systems,                               Florida.  Owns and operates a
        Inc.                                                    district cooling system in Miami.
        (formerly FPL Thermal
        Systems, Inc.)
        TECO Plaza
        702 North Franklin Street
        Tampa, FL  33602

   TECO Gas Services, Inc.                                      Florida. Buys and sells natural
   TECO Plaza                                                   gas supplies.  Does not own or
   702 North Franklin Street                                    operate any facilities for the
   Tampa, FL  33602                                             distribution of natural or
                                                                manufactured gas at retail.

    TECO Properties Corporation                                 Florida.  Real estate
    TECO Plaza                                                  investment.
    702 North Franklin Street
    Tampa, FL 33602


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

                                                                STATE OF ORGANIZATION AND
NAME AND LOCATION                                               NATURE OF BUSINESS
-----------------------------                                   --------------------------------------------

      CPSC, Inc.                                                Florida.  Real estate investment.
      TECO Plaza
      702 North Franklin Street
      Tampa, FL 33602

      30th Street R&D Park, Inc.                                Florida.  Real estate
      TECO Plaza                                                investment.
      702 North Franklin Street
      Tampa, FL  33602

      UTC II, Inc.                                              Florida.  Real estate
      TECO Plaza                                                investment company whose assets
      702 North Franklin Street                                 have been sold.
      Tampa, FL  33602

      Brandon Properties Partners,                              Florida.  Real estate
      Ltd.                                                      investment.
      8925 Eagle Watch Drive
      Riverview, FL  33569

      Southshore Residential, Inc.                              Florida.  Limited partner of
      TECO Plaza                                                South Shore Properties
      702 North Franklin Street                                 Partners, Ltd.
      Tampa, FL 33602

      K-T No. 1, LLC                                            Florida.  Real estate
      3100 Clay Street STE 275                                  investment.
      Orlando, FL  32804

   TECO Partners, Inc.                                          Florida.  Sales and marketing.
   TECO Plaza
   702 North Franklin Street
   Tampa, FL  33602

      Litestream Technologies,LLC                               Florida.  Cable communication
      TECO Plaza                                                systems.
      702 North Franklin Street
      Tampa, FL  33602

   BCH Mechanical, Inc.                                         Florida.  Mechanical contracting.
   TECO Plaza
   702 North Franklin Street
   Tampa, FL  33602

      SDB Leasing Corporation                                   Florida.  Equipment leasing company
      TECO Plaza                                                for BCH Mechanical companies.
      702 North Franklin Street
      Tampa, FL  33602



                                       6
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

                                                                STATE OF ORGANIZATION AND
NAME AND LOCATION                                               NATURE OF BUSINESS
-----------------------------                                   --------------------------------------------

      Staffing Systems, Inc.                                    Florida.  Professional employee
      TECO Plaza                                                organization that provides payroll
      702 North Franklin Street                                 services to BCH Mechanical
      Tampa, FL 33602                                           companies.

TECO Propane Ventures, LLC                                      Delaware.  Holds an interest in
TECO Plaza                                                      U.S. Propane, LLC.
702 North Franklin Street
Tampa, FL 33602

   U.S. Propane, LLC                                            Delaware.  Retail propane
   8801 South Yale Avenue STE 310                               distribution.  Holds an interest
   Tulsa, OK  74137                                             in U.S. Propane, LP.

      U.S. Propane, LP                                          Delaware.  Retail propane
      8801 South Yale Avenue STE 310                            distribution.  Holds an interest
      Tulsa, OK  74137                                          in Heritage Holdings, Inc.

         Heritage Holdings, Inc.                                Oklahoma.  Holding company for
         8801 South Yale Avenue STE 310                         Heritage Propane Partners, LP and
         Tulsa, OK  74137                                       Heritage Operating Partners, LP.

TECO Transport Corporation                                      Florida. Holding company.
TECO Plaza
702 North Franklin Street
Tampa, FL 33602

      TECO Bulk Terminal, LLC                                   Louisiana.  Transfers and
      (formerly Electro-Coal                                    stores coal and other bulk
      Transfer, LLC)                                            commodities.
      TECO Plaza
      702 North Franklin Street
      Tampa, FL 33602

      TECO Ocean Shipping, Inc.                                 Florida.  Transports coal and
      (formerly Gulfcoast Transit                               other dry bulk commodities in
      Company)                                                  ocean-going vessels to various
      TECO Plaza                                                domestic and international
      702 North Franklin Street                                 destinations.
      Tampa, FL  33602

      TECO Barge Line, Inc.                                     Florida.  Transport coal and
      (formerly Mid-South Towing                                other dry bulk commodities in
      Company)                                                  river barges.
      TECO Plaza
      702 North Franklin Street
      Tampa, FL 33602

      TECO Towing Company                                       Florida.  Charters river barges
      TECO Plaza                                                and purchases fuel for subsequent
      702 North Franklin Street                                 resale to affiliated companies.
      Tampa, FL  33602


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

                                                                STATE OF ORGANIZATION AND
NAME AND LOCATION                                               NATURE OF BUSINESS
-----------------------------                                   --------------------------------------------

    TECO Commerce, Inc.                                         Florida.  Non-operating company.
    TECO Plaza
    702 North Franklin Street
    Tampa, FL  33602

      MaterialsXpress, LLC                                      Delaware.  Private internet-based
      1915 Rexford Road                                         procurement marketplace for
      Charlotte, NC  28211                                      materials in the natural gas
                                                                distribution industry.

TECO Stevedoring Services, Inc.(1)                              Florida.  Unloads coal from
TECO Plaza                                                      ocean-going vessels and
702 North Franklin Street                                       repairs vessels.
Tampa, FL 33602

Peoples Sales & Service Company(1)                              Florida.  Non-operating
TECO Plaza                                                      company.
702 North Franklin Street
Tampa, FL 33602

TECO Propane Properties, Inc.(1)                                Florida.  Non-operating
TECO Plaza                                                      company.
702 North Franklin Street
Tampa, FL  33602

Suwannee Gas Marketing, Inc.(1)                                 Florida.  Holding company.
TECO Plaza
702 North Franklin Street
Tampa, FL 33602

    Florida Natural Fuels, Ltd.                                 Florida.  A limited partnership
    TECO Plaza                                                  that owns and operates natural
    702 North Franklin Street                                   gas facilities, sells compresses
    Tampa, FL  33602                                            natural gas and finances refueling
                                                                stations and conversions.

    Seminole Gas Marketing                                      Florida.  General partnership
    P.O. Box 2563                                               that markets natural gas to
    1900 5th Avenue North                                       end-users.  Does not own or
    Birmingham, AL  35202                                       operate any facilities for the
                                                                distribution of natural or
                                                                manufactured gas at retail.

Peoples Gas System (Florida),                                   Florida.  Name-holding company
Inc. (1)                                                        with no operations.
TECO Plaza
702 North Franklin Street
Tampa, FL 33602

TECO Funding Company I, LLC(1)                                  Delaware.  Formed in connection
300 Delaware Avenue 9th Floor                                   with the issuance of trust preferred
Wilmington, DE  19801                                           securities to the public in 2000.


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

                                                                STATE OF ORGANIZATION AND
NAME AND LOCATION                                               NATURE OF BUSINESS
-----------------------------                                   --------------------------------------------

TECO Funding Company II, LLC(1)                                 Delaware.  Formed in connection
300 Delaware Avenue 9th Floor                                   with the issuance of mandatorily
Wilmington, DE  19801                                           convertible trust preferred
                                                                Securities to the public in 2002.

TECO Funding Company III, LLC(1)                                Delaware. Formed in connection
300 Delaware Avenue 9th Floor                                   with potential future issuance of
Wilmington, DE 19801                                            trust preferred securities.

TECO Power Services Corporation(1)                              Florida. Holding company.(2)
TECO Plaza
702 N. Franklin Street
Tampa, Florida  33602

     Hardee Power I, Inc.                                       Florida.  General partner
     TECO Plaza                                                 of Hardee Power Partners. (2)
     702 North Franklin Street
     Tampa, Florida 33602

     Hardee Power II, Inc.                                      Florida. Limited partner of
     TECO Plaza                                                 Hardee Power Partners.
     702 North Franklin Street
     Tampa, Florida 33602

         Hardee Power Partners, Ltd.                            Florida.  Limited
         TECO Plaza                                             partnership which owns
         702 North Franklin Street                              Hardee Power Station, a
         Tampa, Florida  33602                                  wholesale power generation
                                                                project located in Florida. (2)

     TPS Hamakua, Inc.                                          Florida.  A general partner
     TECO Plaza                                                 of Hamakua Energy Partners LP.
     702 North Franklin Street
     Tampa, Florida 33602

     TPS Hawaii, Inc.                                           Florida.  A limited partner of
     TECO Plaza                                                 Hamakua A, LLC, a holding company.
     702 North Franklin Street
     Tampa, Florida 33602

         Hamakua A, LLC                                         Delaware. A limited partner of
         J.A. Jones Drive                                       Hamakua Energy Partners, LP,
         Charlotte, NC 28287                                    an EWG.

     TPS Hamakua Land, Inc.                                     Florida.  Real estate holding
     TECO Plaza                                                 company.
     702 North Franklin Street
     Tampa, Florida 33602



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

                                                                STATE OF ORGANIZATION AND
NAME AND LOCATION                                               NATURE OF BUSINESS
-----------------------------                                   --------------------------------------------

     TPS Operations Holding Company                             Florida.  Holding company.
     TECO Plaza
     702 North Franklin Street
     Tampa, Florida 33602

         TPS Virginia Operations                                Virginia.  Operator of Commonwealth
         Company                                                Chesapeake Power Station, a wholesale
         TECO Plaza                                             power generating project located in
         702 N. Franklin Street                                 Virginia.
         Tampa, Florida 33602

         TPS Arizona Operations                                 Florida.  Operator of the Gila
         Company                                                River power station, a wholesale
         TECO Plaza                                             power project under construction.
         702 N. Franklin Street
         Tampa, Florida 33602

         TPS Arkansas Operations                                Arkansas.  Operator of the Union
         Company                                                power station, a wholesale power
         TECO Plaza                                             project under construction.
         702 N. Franklin Street
         Tampa, Florida 33602

         TPS Dell Operations                                    Florida.  Operator of the Dell
         Company                                                power station, a wholesale power
         TECO Plaza                                             project under construction.
         702 N. Franklin Street
         Tampa, Florida 33602

         TPS McAdams Operations                                 Florida. Operator of the McAdams
         Company                                                power station, a wholesale power
         TECO Plaza                                             project under construction.
         702 N. Franklin Street
         Tampa, Florida 33602

         TPS Operations Company                                 Florida.  Operator of Hardee Power
         TECO Plaza                                             Station, a wholesale power generation
         702 N. Franklin Street                                 project located in Florida.
         Tampa, Florida 33602

     TECO Power Ventures, Inc.                                  Florida.  Holding company.
     TECO Plaza
     702 North Franklin Street
     Tampa, Florida 33602

         TPS TriCo, LLC                                         Delaware.  Holding company.
         TECO Plaza
         702 North Franklin Street
         Tampa, Florida 33602


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

                                                                STATE OF ORGANIZATION AND
NAME AND LOCATION                                               NATURE OF BUSINESS
-----------------------------                                   --------------------------------------------

              TPS Tejas GP, LLC                                 Delaware.  General partner of
              TECO Plaza                                        Frontera Generation Limited
              702 N. Franklin Street                            Partnership, an EWG.
              Tampa, Florida 33602

              TPS Tejas LP, LLC                                 Delaware.  Limited partner of
              TECO Plaza                                        Frontera Generation Limited
              702 N. Franklin Street                            Partnership, an EWG.
              Tampa, Florida 33602

                  TPS Dell Finance, LLC                         Delaware.  Bond financing entity.
                  TECO Plaza
                  702 N. Franklin Street
                  Tampa, Florida 33602

     TPS LP, Inc.                                               Florida.  Limited partner of
     TECO Plaza                                                 TECO-Panda Generating Company, LP.
     702 North Franklin Street
     Tampa, Florida  33602

     TPS GP, Inc.                                               Florida.  General partner of
     TECO Plaza                                                 TECO-Panda Generating Company,
     702 North Franklin Street                                  LP.
     Tampa, Florida 33602

         TECO-Panda Generating                                  Delaware. Limited partnership.
         Company, LP
         4100 Spring Valley Road
         Suite 1001
         Dallas, Texas  75244

              Union Power I, LLC                                Delaware. Limited liability company
              4100 Spring Valley Road                           which owns 1% interest in Union Power
              Suite 1001                                        Partners, LP which owns the
              Dallas, Texas 75244                               Union Project.

              Union Power II, LLC                               Delaware. Limited liability company
              4100 Spring Valley Road                           which owns a 99% interest in Union
              Suite 1001                                        Power Partners, LP which owns the
              Dallas, Texas 75244                               Union Project.

              Panda Gila River I, LLC                           Delaware. Limited liability company
              4100 Spring Valley Road                           which owns a 1% interest in Panda
              Suite 1001                                        Gila River, LP which owns the Gila
              Dallas, Texas 75244                               River Project.

              Panda Gila River II, LLC                          Delaware. Limited liability company
              4100 Spring Valley Road                           which owns a 99% interest in Panda
              Suite 1001                                        Gila River, LP which owns the Gila
              Dallas, Texas 75244                               River Project.



                                       11
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

                                                                STATE OF ORGANIZATION AND
NAME AND LOCATION                                               NATURE OF BUSINESS
-----------------------------                                   --------------------------------------------

                  Panda Gila River                              Delaware.  Gas transmission
                  Pipeline, LLC                                 company.
                  4100 Spring Valley Road
                  Suite 1001
                  Dallas, Texas 75244

              Trans-Union Interstate I,                         Delaware. Limited liability company
              LLC                                               which owns a 1% interest in Trans-
              4100 Spring Valley Road                           Union Interstate Pipeline, LP.
              Suite 1001
              Dallas, Texas 75244

              Trans-Union Interstate II                         Delaware. Limited liability company
              LLC                                               which owns a 99% interest in Trans-
              4100 Spring Valley Road                           Union Interstate Pipeline, LP.
              Suite 1001
              Dallas, Texas 75244

                  Trans-Union Interstate                        Delaware.  Gas transmission
                  Pipeline, L.P.                                company.
                  4100 Spring Valley Road
                  Suite 1001
                  Dallas, Texas 75244

     TPS LP II, Inc.                                            Florida.  Limited partner of TECO-
     TECO Plaza                                                 Panda Generating Company II, LP.
     702 N. Franklin Street
     Tampa, Florida  33602

     TPS GP II, Inc.                                            Florida.  General Partner of TECO-
     TECO Plaza                                                 Panda Generating Company II, LP.
     702 North Franklin Street
     Tampa, Florida 33602

         TECO-Panda Generating                                  Delaware.  Owns an interest in
         Company II, LP                                         electric generating turbines.
         4100 Spring Valley Road
         Suite 1001
         Dallas, Texas  75244

     TPS Holdings, Inc.                                         Florida. Non-operating company.
     TECO Plaza
     702 N. Franklin Street
     Tampa, Florida 33602

     TPS Guatemala One, Inc.                                    Florida.  Developer and partner
     TECO Plaza                                                 of the Alborada Power Station
     702 N. Franklin Street                                     project.
     Tampa, Florida 33602


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

                                                                STATE OF ORGANIZATION AND
NAME AND LOCATION                                               NATURE OF BUSINESS
-----------------------------                                   --------------------------------------------

     TECO EnergySource, Inc.                                    Florida.  Energy marketing and
     TECO Plaza                                                 trading company.
     702 N. Franklin Street
     Tampa, Florida 33602

     TPS Materials, Inc.                                        Florida.  Parts warehousing
     TECO Plaza                                                 operations company.
     702 N. Franklin Street
     Tampa, Florida 33602

     Pasco Power GP, Inc.                                       Florida.  Holds an indirect
     TECO Plaza                                                 interest in Pasco Cogen., Ltd.
     702 N. Franklin Street
     Tampa, FL  33602

         Pasco Project Investment                               Florida.  General partner of Pasco
         Partnership, Ltd. Cogen, Ltd.
         TECO Plaza
         702 North Franklin Street
         Tampa, Florida 33602

              Pasco Cogen, Ltd.                                 Florida.  Natural gas fired
              TECO Plaza                                        cogeneration plant.
              702 North Franklin Street
              Tampa, Florida 33602

     TM Power Ventures, LLC                                     Delaware.  Joint venture that
     712 Main Street, Suite 2200                                develops projects for production of
     Houston, Texas 77002                                       electricity, thermal energy, chilled
                                                                water and byproducts.

         Mosbacher Power Group, LLC                             Delaware. Non-operating company.
         712 Main Street, Suite 2200
         Houston, Texas 77002

         TM Czech Power, LLC                                    Delaware.  Holding company.
         TECO Plaza
         702 North Franklin Street
         Tampa, Florida 33602

              TM Kladno Electricidad,                           Spain.  Holding company.
              s.r.l.
              TECO Plaza
              702 North Franklin Street
              Tampa, Florida 33602

                TM Kladno, B.V.                                 The Netherlands.  Holding company.
                Weena 336
                3012 NJ Rotterdam
                The Netherlands


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

                                                                STATE OF ORGANIZATION AND
NAME AND LOCATION                                               NATURE OF BUSINESS
-----------------------------                                   --------------------------------------------

                  Nations Kladno, B.V.                          The Netherlands.  Holding company.
                  1076 A2 Amsterdam
                  Locatellikade 1,
                  Parnassustoren
                  The Netherlands

                    Matra Powerplant                            The Netherlands. Holding company of
                    Holdings, B.V.                              ECK Generating, s.r.o., an EWG.
                    J.J. Viottastraat 46
                    1071 J. Amsterdam,
                    The Netherlands

         TM ECK, LLC                                            Delaware.  Holding company.
         712 Main Street
         Suite 2200
         Houston, Texas 77002

              Nations Kladno (II) B.V.                          The Netherlands.  Holding company of
              1076 A2 Amsterdam                                 Energeticke Centrum Kladno, spol.
              Locatellikade 1,                                  s.r.o., a foreign utility company.
              Parnassustoren
              The Netherlands

         TM Delmarva Power LLC                                  Delaware.  Holds an interest in
         712 Main Street                                        Commonwealth Chesapeake
         Suite 200                                              Company, LLC, an EWG.
         Houston, Texas 77002

         TMPV Caledonia LLC                                     Delaware.  Non-operating company.
         712 Main Street
         Suite 200
         Houston, Texas 77002

     TPS International Power, Inc.                              Cayman Islands. Subsidiary
     P. O. Box 866                                              formed for the purpose of
     Anderson Square Building                                   developing wholesale power
     3rd Floor                                                  generation projects.
     George Town, Grand Cayman,
     Cayman Islands, B.W.I.

         TPS San Jose International,                            Cayman Islands. Subsidiary
         Inc.                                                   formed for the purpose of
         P. O. Box 866                                          developing wholesale power
         Anderson Square Building                               generation projects.
         3rd Floor
         George Town, Grand Cayman
         Cayman Islands, B.W.I.



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

                                                                STATE OF ORGANIZATION AND
NAME AND LOCATION                                               NATURE OF BUSINESS
-----------------------------                                   --------------------------------------------

         TPS Palmera, LDC                                       Cayman Islands.  Holds an
         P.O. Box 866                                           interest in Triangle Finance
         Anderson Square Building                               Company, LLC and Palm Import
         3rd Floor                                              and Export Corporation.
         Georgetown, Grand Cayman
         Cayman Islands, B.W.I.

         Tasajero I, LDC                                        Cayman Islands.  Holds a
         P.O. Box 866                                           partnership interest in TPS
         Anderson Square Building                               Operaciones de Guatemala, Ltda. and
         3rd Floor                                              TPS Administraciones, Ltda.
         George Town, Grand Cayman
         Cayman Islands, B.W.I.

           TPS Operaciones de                                   Guatemala.  Operations company for
           Guatemala, Ltda.                                     Central Generadora Electrica San Jose
           13 Calle 3-40, Zona 10                               S.R.L. (CGESJ), an EWG and foreign
           Edifico Atlantis                                     utility and Tampa Centro Americana de
           Oficina 503, 5to. Nivel                              Electricidad, Limitada (TCAE), an
           Guatemala City, EWG.
           Guatemala, C.A.

              TPS Administraciones,                             Guatemala. Administration
              Ltda.                                             company for CGESJ, an EWG and foreign
              13 Calle 3-40, Zona 10                            utility and TCAE, an EWG.
              Edificio Atlantis
              Oficina 503, 5to. Nivel
              Guatemala City
              Guatemala C.A.

         TPS San Jose, LDC                                      Cayman Islands. Developer and
         P. O. Box 866                                          owner of a wholesale power
         Anderson Square Building                               generation facility. (3)
         3rd Floor
         George Town, Grand Cayman
         Cayman Islands, B.W.I

              Palm Import and Export                            British Virgin Islands. Holds
              Corporation                                       an interest in CGESJ and TPS San
              P.O. Box 146                                      Jose, LDC.
              Road Tolon, Tortola B.V.I.

              Triangle Finance                                  Delaware.  Subsidiary formed
              Company, LLC                                      for the purpose of borrowing
              702 N. Franklin Street                            and lending funds.
              Tampa, Florida 33602

              San Jose Power Holding                            Cayman Islands.   Holds a
              Company, Ltd.                                     partnership interest in
              P.O. Box 1111GT                                   CGESJ.
              Georgetown, Grand Cayman
              Cayman Islands, B.W.I.




                                                                STATE OF ORGANIZATION AND
NAME AND LOCATION                                               NATURE OF BUSINESS
-----------------------------                                   --------------------------------------------

         TPS de Ultramar, Ltd.                                  Cayman Islands. Holding company.
         P.O. Box 866
         Anderson Square Building
         3rd Floor
         George Town, Grand Cayman
         Cayman Islands, B.W.I.

              TPS de Ultramar                                   Guatemala.  Holding company.
              Guatemala, S.A.
              13 Calle 3-40, Zona 10
              Edificio Atlantis
              Oficina 503, 5to.  Nivel
              Guatemala City, Guatemala
              C.A.

                  Generacion Electrica                          Guatemala.  Subsidiary formed for the
                  Centroamericana, S.A.                         purpose of developing wholesale
                  13 Calle 3-40, Zona 10                        generating projects.
                  Edificio Atlantis
                  Oficina 503, 5to.
                  Nivel
                  Guatemala City,
                  Guatemala C.A.

                  Administradora de                             Guatemala.  Holding company.
                  Inmuebles Santo
                  Tomas, S.A.
                  13 Calle 3-40, Zona 10
                  Edificio Atlantis
                  Oficina 503, 5to.
                  Nivel
                  Guatemala City,
                  Guatemala C.A.

                  Distribucion Electrica                        Guatemala.  Holding company.
                  CentroAmericana II, S.A.
                  (DECA II)
                  13 Calle 3-40, Zona 10
                  Edificio Atlantis
                  Oficina 503, 5to. Nivel
                  Guatemala City, Guatemala
                  C.A.

                      Navega.com, S.A.                          Guatemala.  Provides fiber optics
                      13 Calle 3-40,Zona 10                     through different carriers by
                      Edificio Atlantis                         telecommunications networks.
                      Oficina 503,5to. Nivel
                      Guatemala City,
                      Guatemala C.A.



                                                                STATE OF ORGANIZATION AND
NAME AND LOCATION                                               NATURE OF BUSINESS
-----------------------------                                   --------------------------------------------

                           Credieegsa, S.A.                     Guatemala.  Credit union for foreign
                           13 Calle 3-40,                       utility company employees.
                           Zona 10
                           Edificio Atlantis
                           Oficina 503,5to. Nivel
                           Guatemala City,
                           Guatemala C.A.

                           Commercializdora                     Guatemala.  Subsidiary formed to
                           Electrica de                         conduct non-regulatory business of
                           Guatemala S.A.                       a foreign utility.
                           13 Calle 3-40,
                           Zona 10,
                           Edificio Atlantis
                           Oficina 503,5to.
                           Nivel
                           Guatemala City,
                           Guatemala C.A.

                           Energica, S.A.                       Guatemala.  Subsidiary formed to
                           13 Calle 3-40,                       conduct installation business of a
                           Zona 10,                             foreign utility.
                           Edificio Atlantis
                           Oficina 503,5to.
                           Nivel
                           Guatemala City,
                           Guatemala C.A.

                           Transportista                        Guatemala.  Transmission and wheeling
                           Electrica                            company.
                           Centroamericana,
                           S.A.
                           13 Calle 3-40,
                           Zona 10,
                           Edificio Atlantis
                           Oficina 503,5to.
                           Nivel
                           Guatemala City,
                           Guatemala C.A.

              TPS Escuintla I, LDC                              Cayman Islands.  Non-operating
              P. O. Box 866                                     company.
              Anderson Square Building
              3rd Floor
              George Town, Grand Cayman
              Cayman Islands, B.W.I.





                                                                STATE OF ORGANIZATION AND
NAME AND LOCATION                                               NATURE OF BUSINESS
-----------------------------                                   --------------------------------------------

                Generadora Electrica                            Guatemala.  Limited corporation
                Centroamerica, Ltd.                             formed to develop a wholesale
                13 Calle 3-40, Zona 10                          power generation project.
                Edifico Atlantis
                Oficina 503, 5to. Nivel
                Guatemala City,
                Guatemala, C.A.

         TPS Pavana, Ltd.                                       Cayman Islands. Non-operating
         P.O. Box 866                                           company.
         Anderson Square Building
         3rd Floor
         George Town, Grand Cayman
         Cayman Islands, B.W.I.

         TM Global Power, LLC                                   Delaware.  Develops foreign
         712 Main Street, Suite 2200                            projects for production of
         Houston, TX 77002                                      electricity, thermal energy,
                                                                chilled water and by-products.

              Bear Energy Corporation                           British Virgin Islands.
              Craigmuir Chambers                                General partner of CPC Limited
              P.O. Box 71                                       Partnership.
              Road Tolon, Tortola
              B.V.I.

                CPC Limited Partnership                         Cayman Islands.  Development of
                Maples & Calder                                 wholesale power generation projects.
                P.O. Box 309
                Ugland House
                South Church Street
                Grand Cayman,
                Cayman Islands

                  Cambodia Power Company                        Cambodia. Subsidiary formed
                  712 Main Street                               for the purpose of developing
                  Suite 2200                                    a wholesale power generation
                  Houston, TX  77002                            project.

              Mosbacher Power                                   Delaware.  Develops electric
              International LLC                                 power cogeneration projects.
              712 Main Street, Suite 2200
              Houston, TX 77002




                                                                STATE OF ORGANIZATION AND
NAME AND LOCATION                                               NATURE OF BUSINESS
-----------------------------                                   --------------------------------------------

              Mosbacher Power Brasil,                           Brazil. Non-operating
              Ltda.                                             company.
              712 Main Street,
              Suite 2200
              Houston, TX 77002

              RAM Power India I, Ltd.                           British Virgin Islands.
              Craigmuir Chambers                                Non-operating company.
              P.O. Box 71
              Road Tolon, Tortola
              B.V.I.

              TM Turkish Holdings, LLC                          Delaware.  Subsidiary formed
              712 Main Street                                   for the purpose of developing
              Suite 2200                                        wholesale power generation
              Houston, TX 77002                                 project.

                  Nuh Yapi Urunleri ve                          Turkey.  Subsidiary formed for
                  Mabina Sanayi a.s.                            the purpose of developing
                  712 Main Street                               wholesale power generation
                  Suite 2200                                    project.
                  Houston, TX 77002

     TPS Celanese I, Inc.                                       Florida.  Non-operating company.
     TECO Plaza
     702 North Franklin Street
     Tampa, FL  33602













(1)      Direct subsidiary of TECO Energy, Inc.
(2) Hardee Power I, as the general partner of Hardee Power Partners; TECO Power, as the owner of all outstanding voting securities of Hardee Power I and Hardee Power II and thus the indirect owner of all outstanding voting securities of Hardee Power Partners; and TECO Energy, as the owner of all outstanding voting securities of TECO Power and thus the indirect owner of all outstanding voting securities of Hardee Power Partners, are each a "holding company" with respect to Hardee Power Partners for purposes of the Act.

(3) TPS San Jose, LDC held 92-percent and Palm Import and Export Corporation held 8-percent of the Class A shares of San Jose Power Holding Company at Dec. 31, 2001. TPS San Jose, LDC owned 99-percent of Triangle Finance Company, LLC at Dec. 31, 2001.

2. A brief description of the properties of claimants and each of their subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which the claimants and their subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

       The only properties to which this question applies are the following properties of Tampa Electric Company and Hardee Power Partners:

       TAMPA ELECTRIC COMPANY - ELECTRIC OPERATIONS

       Tampa Electric Company had five electric generating plants and four combustion turbine units in service with a total net generating capability at December 31, 2001 of 3,899 megawatts (MW) including Big Bend (1,825-MW capability for four coal units), Gannon (1,220-MW capability for six coal units), Hookers Point (90-MW capability for five oil units), Phillips (36-MW capability for two diesel units), Polk (315-MW capability from one integrated gasification combined cycle (IGCC) unit) and four combustion turbine units located at the Big Bend and Gannon stations (357 MWs). Additionally, Tampa Electric has 56 mw of generating capability from various distributive generation units located at Hookers Point and the City of Tampa. Capability as used herein represents the demonstrable dependable load carrying abilities of the generating units during peak periods as proven under actual operating conditions. Units at Hookers Point went into service from 1948 to 1955, at Gannon from 1957 to 1967, and at Big Bend from 1970 to 1985. The Polk IGCC unit began commercial operation in September 1996. In 1991, Tampa Electric purchased two power plants (Dinner Lake and Phillips) from the Sebring Utilities Commission (Sebring). Dinner Lake and Phillips were placed in service by Sebring in 1966 and 1983, respectively. In March 1994, Tampa Electric placed Dinner Lake on long-term reserve standby.

       Tampa Electric owns 186 substations having an aggregate transformer capacity of 17,216,269 KVA. The transmission system consists of approximately 1,210 pole miles of high voltage transmission lines, and the distribution system consists of 6,987 pole miles of overhead lines and 3,030 trench miles of underground lines. As of December 31, 2001, there were 583,942 meters in service. All of this property is located in the State of Florida.

       All plants and important fixed assets are held in fee except that title to some of the properties is subject to easements, leases, contracts, covenants and similar encumbrances and minor defects, of the nature common to properties of the size and character of those of Tampa Electric.

       Tampa Electric has easements for rights-of-way adequate for the maintenance and operation of its electrical transmission and distribution lines that are not constructed upon public highways, roads and streets. It has the power of eminent domain under Florida law for the acquisition of any such rights-of-way for the operation of transmission and distribution lines. Transmission and distribution lines located in public ways are maintained under franchises or permits.

       Tampa Electric has a long-term lease for the office building in downtown Tampa, Florida which serves as headquarters for TECO Energy, Tampa Electric, and numerous other TECO Energy subsidiaries.

       TAMPA ELECTRIC COMPANY - GAS OPERATIONS

       Tampa Electric Company, through its Peoples Gas System division, owns approximately 9,000 miles of distribution mains, over 4,400 miles of service lines, plus meters, regulators, and other related equipment used in serving natural gas to approximately 272,000 residential, commercial and industrial customers located wholly within the State of Florida.

       The natural gas distribution properties are located primarily in the metropolitan areas of Jacksonville, Daytona Beach, Orlando, Eustis, Avon Park, Lakeland, Tampa, St. Petersburg, Sarasota, Palm Beach Gardens, Pompano Beach, Fort Lauderdale, Ft. Myers, Hollywood, North Miami, Miami Beach, Miami, Naples, Panama City and Ocala, Florida.

       HARDEE POWER PARTNERS

       Hardee Power Partners has one electric generating plant, the Hardee Power Station, which went into commercial operation January 1, 1993. The station is located in Hardee County, Florida, on property under a long-term lease. The plant has a net generating capability of 370 MWs consisting of one combined cycle unit (220 MWs) and two combustion turbines (75 MWs). Capability as used herein represents the demonstrable dependable load carrying abilities of the unit during peak periods as proven under actual operating conditions. Hardee Power Partners owns no transmission or distribution facilities.

3. The following information for the last calendar year with respect to the claimants and each of their subsidiary public utility companies:

       (a) Number of KWH of electric energy sold (at retail or wholesale), and Mcf of natural or manufactured gas distributed at retail.

              TECO Energy - None

              Tampa Electric

                      18,474,582,000 KWH - Florida
                      $1,412,535,948 Revenue

              Tampa Electric (Peoples Gas System division)
                          27,922,530 Mcf(Sales) Florida
                        $250,965,648 Revenue
                          78,887,516 Mcf(Transportation) Florida
                         $62,848,169 Revenue

              TECO Power - None

                      Hardee Power I - None
              Hardee Power Partners
                       1,048,582,000 KWH - Florida
                       $ 123,655,123 Revenue

       (b) Number of KWH of electric energy and Mcf of natural or manufactured gas distributed at retail outside the state in which each such company is organized.

                      TECO Energy - None
                      Tampa Electric - None
                      TECO Power - None
                      Hardee Power I - None
                      Hardee Power Partners - None

       (c) Number of KWH of electric energy and Mcf of natural or manufactured gas sold at wholesale outside the State in which each such company is organized or at the State line.

                      TECO Energy - None
                      Tampa Electric -   5,908,000 Total KWH
                                          $262,009 Total Revenue
                             Texas -     4,410,000 KWH
                                          $206,579 Revenue

                             Missouri -               500,000 KWH
                                                      $14,500 Revenue

                             New York -               873,000 KWH
                                                      $37,090 Revenue

                             Georgia -                125,000 KWH
                                                      $ 3,840 Revenue
                      TECO Power - None
                      Hardee Power I - None
                      Hardee Power Partners - None

       (d) Number of KWH of electric energy and Mcf of natural or manufactured gas purchased outside the State in which each such company is organized or at the State line.

                      TECO Energy - None

                      Tampa Electric -              415,387,000 Total KWH
                                                    $32,914,002 Total Expense
                         Texas -                    320,576,000 KWH
                                                    $24,506,982 Expense
                         Alabama -                    1,066,000 KWH
                                                    $    97,701 Expense
                         New York -                   2,003,000 KWH
                                                    $   103,060 Expense
                           Missouri -                88,024,000 KWH
                                                    $ 7,988,146 Revenue
                           Georgia -                  1,222,000 KWH
                                                    $   100,800 Revenue
                           Kentucky -                 2,496,000 KWH
                                                    $   117,313 Revenue
                      TECO Power - None
                      Hardee Power I - None
                      Hardee Power Partners - None

4. The following information for the reporting period with respect to claimants and each interest held directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

       (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

              1.      FACILITY NAME, ADDRESS AND LOCATION:

                      Tampa Centro Americana de Electricidad, Limitada (TCAE) Alborada Power Station (owned by TCAE, an EWG) Escuintla, Guatemala
                      Approximately 35 miles southwest of Guatemala City, Guatemala

                      DESCRIPTION:

                      A 78-MW oil-fired electric generating facility. Also includes a 230KV switchyard with two 13.8KV transformers and associated equipment.

              2.      FACILITY NAME, ADDRESS AND LOCATION:

                      Empressa Electrica de Guatemala, S.A. (EEGSA) (a foreign utility company)
                      Located in Guatemala City, Guatemala

                      DESCRIPTION:

                      Principal electric distribution company in Guatemala.

              3.      FACILITY NAME, ADDRESS AND LOCATION:

                      Central Generadora Electrica San Jose, S.R.L. (CGESJ) San Jose Power Station (owned by CGESJ, an EWG and a foreign utility company
                      Masagua, Guatemala
                      Approximately 45 miles southwest of Guatemala City, Guatemala

                      DESCRIPTION:

                      A 120-MW coal-fired electric generating facility. Also includes a 230-KV switchyard with two 13.8-KV transformers and associated equipment.

              4.      FACILITY NAME, ADDRESS AND LOCATION:

                      ECK Generating, s.r.o (an EWG)
                      Dubska Teplarna
                      272 03 Kladno, Czech Republic
                      Approximately 30km west of Prague, Czech Republic

                      DESCRIPTION:

                      A 342-MW facility consisting of two ABB circulating fluidized bed boilers with two 125-MW steam turbine generators, a 65-MW ABB gas turbine, and a refurbished coal-fired boiler with a 28-MW and 6-MW steam turbine. All supply steam, electricity and hot water to the local industrials, city hot water system and local electricity utility.

              5.      FACILITY NAME, ADDRESS AND LOCATION:

                      Energeticke Centrum Kladno, a.s.
                      (a foreign utility company)
                      Dubska Teplarna
                      272 03 Kladno, Czech Republic
                      Approximately 30km west of Prague, Czech Republic

                      DESCRIPTION:

                      Distributes thermal and electrical energy to Poldi Steel and other industrial customers in the Poldi Steel industry complex.

              6.      FACILITY NAME, ADDRESS AND LOCATION:

                      Commonwealth Chesapeake Company (CCC), LLC
                      (an EWG)
                      3415 White Oak Way
                      Newchurch, VA  23415
                      Located on the Delmarva Peninsula, Acconmack County, Virginia

                      DESCRIPTION:

                      A 312-megawatt combustion turbine peaking plant using low-sulfur fuel oil. First phase went into service in the third quarter of 2000. Second phase went online in the second quarter of 2001.

              7.      FACILITY NAME, ADDRESS AND LOCATION:

                      TPS Dell, LLC (an EWG)
                      702 N. Franklin St.
                      Tampa, Florida 33602

                      Location: City of Dell, Mississippi County, Arkansas

                      DESCRIPTION:

                      An approximately 600-megawatt gas-fired combined cycle electric generation plant. Under construction, to be located in the City of Dell in Mississippi County, Arkansas. Expected to go online March 2003.

              8.      FACILITY NAME, ADDRESS AND LOCATION:

                      TPS McAdams, LLC (an EWG)
                      702 N. Franklin St.
                      Tampa, Florida 33602
                      Location is Attala County, Mississippi

                      DESCRIPTION:

                      An approximately 600-megawatt gas-fired combined cycle electric generation plant. Under construction, to be located in McAdams and Sallis, in Attala County, Mississippi. Expected to go online March 2003.

              9.      FACILITY NAME, ADDRESS AND LOCATION:

                      Union Power Partners, L.P. (an EWG)
                      4100 Spring Valley Rd.
                      Suite 1001
                      Dallas, Texas 75244
                      Location is Union County, Arkansas

                      DESCRIPTION:

                      An approximately 2200-megawatt natural gas-fired combined cycle electric generation plant. Under construction, to be located in Union County, Arkansas. Expected to go online October 2002.

              10.     FACILITY NAME, ADDRESS AND LOCATION:

                      Panda Gila River, L.P. (an EWG)
                      4100 Spring Valley Rd.
                      Suite 1001
                      Dallas, Texas 75244
                      Location is Maricopa County, Arizona.

                      DESCRIPTION:

                      An approximately 2150-megawatt natural gas-fired combined cycle merchant plant. Under construction, to be located in Maricopa County, Arizona. Expected to go online August 2003.

              11.     FACILITY NAME, ADDRESS AND LOCATION:

                      Hamakua Energy Partners, L.P.
                      Hamakua Power Station(an EWG)
                      45-300 Lehua Street
                      P. O. Box 40
                      Honoka'a, Hawaii  96727
                      Located on the northeastern coast of the island of Hawaii, just north of the town of Honoka'a.

                      DESCRIPTION:

                      The plant consists of a nominal 60 MW 2-on-1 combined cycle facility including two combustion turbine engines burning naphtha as the primary fuel with no. 2 diesel fuel for startup and shutdown, two unfired heat recovery steam generators with SCR's, and one steam turbine generator.

              12.     FACILITY NAME, ADDRESS AND LOCATION:
                      Frontera Generation Limited Partnership
                      Frontera Power Station (an EWG)
                      320 S. Goodwin Road
                      Mission, Texas 78572
                      Location is Hildalgo County, Texas.

                      DESCRIPTION:

                      An approximately 477-megawatt gas-fired combined cycle electric generation plant.

       (b) Name of each system company that holds an interest in such EWG or foreign utility company; and the description of the interest held.

              1. TCAE

              At December 31, 2001

              TECO Power Services Corporation had a 100-percent ownership interest in TPS Guatemala One, Inc.

              TPS Guatemala One, Inc. had a 96.06-percent ownership interest in TCAE.

              2. EEGSA

              At December 31, 2001:

              TECO Power Services Corporation had a 100-percent ownership interest in TPS International Power, Inc.

              TPS International Power, Inc. had a 100-percent ownership interest in TPS de Ultramar, Ltd.

              TPS de Ultramar, Ltd. had a 99-percent ownership interest in TPS de Ultramar Guatemala, S.A.

              TPS International Power, Inc. had a 1-percent ownership interest in TPS de Ultramar Guatemala, S.A.

              TPS de Ultramar Guatemala, S.A. had a 30-percent ownership interest in DECA II.

              DECA II had an 80.88-percent ownership in EEGSA.

              3. CGESJ

              At December 31, 2001:

              TECO Power Services Corporation had a 100-percent ownership interest in TPS International Power, Inc.

              TPS International Power, Inc. had a 100-percent ownership interest in TPS San Jose International, Inc.

              TPS International Power, Inc. had a 1-percent ownership interest in TPS Palmera, LDC.

              TPS San Jose International, Inc. had a 99-percent ownership interest in TPS San Jose, LDC.

              TPS San Jose International, Inc. had a 99-percent ownership interest in TPS Palmera, LDC.

              TPS San Jose, LDC had a 92-percent interest in the class A shares of San Jose Power Holding Company, Ltd.

              Palm Import and Export Corporation had an 8-percent interest in the class A shares of San Jose Power Holding Company, Ltd.

              TPS San Jose, LDC had a 99-percent interest in Palm Import and Export Corporation.

              TPS Palmera, LDC had a 1-percent interest in Palm Import and Export Corporation.

              TPS San Jose, LDC had a 99-percent interest in Triangle Finance Company, LLC.

              TPS Palmera, LDC had a 1% interest in Triangle Finance Company,
              LLC.

              San Jose Power Holding Company, Ltd. had a 92-percent interest in CGESJ.

              Palm Import and Export Corporation had an 8-percent interest in CGESJ.

              4. ECK GENERATING, S.R.O.

              At December 31, 2001:

              TECO Power Services Corporation had a 50-percent ownership interest in TM Power Ventures, LLC.

              TM Power Ventures, LLC had a 100-percent ownership interest in TM Czech Power LLC.

              TM Czech Power LLC had a 100-percent interest in TM Kladno Electricidad, s.r.l.

              TM Kladno Electricidad, s.r.l. had a 100-percent interest in TM Kladno, B.V.

              TM Kladno B.V. had a 50-percent interest in Nations Kladno B.V.

              Nations Kladno B.V. had a 15-percent interest in Matra Powerplant Holdings, B.V.

              Matra Powerplant Holdings, B.V. had an 89-percent interest in ECK Generating, s.r.o.

              5. ENERGETICKE CENTRUM KLADNO, A.S.

              At December 31, 2001:

              TECO Power Services Corporation had a 50-percent ownership interest in TM Power Ventures, LLC.

              TM Power Ventures, LLC had a 100-percent ownership in TM ECK LLC.

              TM ECK LLC had a 50-percent interest in Nations Kladno (II) B.V.

              Nations Kladno (II) B.V. had a 13.35-percent interest in Energeticke Centrum Kladno, a.s.

              6. COMMONWEALTH CHESAPEAKE COMPANY, LLC

              At December 31, 2001:

              TECO Power Services Corporation had a 50-percent ownership interest in TM Power Ventures, LLC.

              TM Power Ventures, LLC had a 100-percent ownership in TM Delmarva Power, LLC.

              TM Delmarva Power, LLC had a 50-percent ownership interest in Commonwealth Chesapeake Company, LLC.

              7. TPS DELL, LLC

               At December 31, 2001:

              TECO Power Services Corporation had a 100-percent ownership interest in TECO Power Ventures, Inc.

              TECO Power Ventures, Inc. had a 100-percent ownership interest in TPS TriCo, LLC.

              TPS TriCo, LLC had a 100-percent ownership interest in TPS Dell, LLC.

              8. TPS MCADAMS, LLC

              At December 31, 2001:

              TECO Power Services Corporation had a 100-percent ownership interest in TECO Power Ventures, Inc.

              TECO Power Ventures, Inc. had a 100-percent ownership interest in TPS TriCo, LLC.

              TPS TriCo, LLC had a 100-percent ownership interest in TPS McAdams, LLC.

              9. UNION POWER PARTNERS, L.P.

              At December 31, 2001:

              TECO Power Services Corporation had a 100-percent interest in TPS LP, Inc. and TPS GP, Inc.

              TPS LP, Inc. had a 49.5-percent interest in TECO-Panda Generating Company, L.P.

              TPS GP, Inc. had a .5-percent interest in TECO-Panda Generating Company, L.P.

              TECO-Panda Generating Company, L.P. had a 100-percent interest in Union Power I, LLC and Union Power II, LLC.

              Union Power I, LLC had a 1-percent interest in Union Power Partners, L.P.

              Union Power II, LLC had a 99-percent interest in Union Power Partners, L.P.

              10. PANDA GILA RIVER, LP

              At December 31, 2001:

              TECO Power Services Corporation had a 100-percent interest in TPS LP, Inc. and TPS GP, Inc.

              TPS LP, Inc. had a 49.5-percent interest in TECO-Panda Generating Company, LP

              TPS GP, Inc. had a .5-percent interest in TECO-Panda Generating Company, LP

              TECO-Panda Generating Company, LP had a 100-percent interest in Panda Gila River I, LLC and Panda Gila River II, LLC.

              Panda Gila River I, LLC had a 1-percent interest in Panda Gila River, LP

              Panda Gila River II, LLC had a 99-percent interest in Panda Gila River, LP

              11. HAMAKUA ENERGY PARTNERS, LP

              At December 31, 2001:

              TECO Power Services Corporation had a 100-percent interest in TPS Hamakua, Inc. and TPS Hawaii, Inc.

              TPS Hawaii, Inc. had a 50-percent ownership interest in Hamakua A, LLC.

              TPS Hamakua, Inc. had a 1-percent interest in Hamakua Energy Partners, LP

              Hamakua A, LLC had a 98-percent interest in Hamakua Energy Partners, LP

              12. FRONTERA GENERATION LIMITED PARTNERSHIP

              At December 31, 2001:

              TECO Power Services Corporation had a 100-percent interest in TECO Power Ventures, Inc.

              TECO Power Ventures, Inc. had a 100-percent ownership interest in TPS TriCo, LLC.

              TPS TriCo, LLC had a 100-percent ownership interest in TPS Tejas GP, LLC and TPS Tejas LP, LLC.

              TPS Tejas GP, LLC had a 1-percent ownership interest in Frontera Generation Limited Partnership.

              TPS Tejas LP, LLC had a 99-percent ownership interest in Frontera Generation Limited Partnership.

       (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

              1. TCAE

              At December 31, 2001:

              TECO Power Services Corporation had advanced $22,666,262 to TPS Guatemala One, Inc.

              TPS Guatemala One, Inc. had invested $11,509,094 in TCAE.

              Standby letters of credit totaling $4.6 million at December 31, 2001 were provided by TECO Energy to support certain activities of TCAE.

              2. EEGSA

              At December 31, 2001:

              TECO Power Services Corporation had invested $295,741,399 in TPS International Power, Inc.

              TPS International Power, Inc. had invested $118,770,477 in TPS de Ultramar, Ltd.

              TPS de Ultramar, Ltd. had invested $119,575,760 in TPS de Ultramar Guatemala, S.A.

              TPS de Ultramar Guatemala, S.A. had invested $113,382,185 in DECA II.

              DECA II had invested $520,000,000 in EEGSA.

              Guarantees totaling $15 million at December 31, 2001 were provided by TECO Energy to support certain activities of EEGSA.

              3. CGESJ

              At December 31, 2001:

              TECO Power Services Corporation had invested $295,741,399 in TPS International Power, Inc.

              TPS International Power, Inc. had invested $5,980,958 in TPS San Jose International, Inc.

              TPS International Power, Inc. had invested $164,275,258 TPS San Jose, LDC.

              TPS San Jose, LDC had invested $10,249,379 in San Jose Power Holding Company, Ltd.

              TPS San Jose, LDC had invested $13,173 in Palm Import and Export Corporation.

              TPS San Jose, LDC had invested $126,145,514 in Triangle Finance Company, LLC.

              Triangle Finance Company, LLC had invested $78,968,610 in CGESJ.

              San Jose Power Holding Company, Ltd. had invested $9,442,743 in CGESJ.

              Palm Import and Export Corporation had invested $821,108 in CGESJ.

              Standby letters of credit and guarantees totaling $4.5 million at December 31, 2001 were provided by TECO Energy to support certain activities of CGESJ.

              4. ECK GENERATING, S.R.O

              At December 31, 2001:

              TECO Power Services Corporation had invested $190,091,492 in TM Power Ventures, LLC.

              TM Power Ventures, LLC had invested $20,209,338 in TM Czech Power LLC.

              TM Czech Power LLC had invested $20,209,338 in TM Kladno Electricidad, s.r.l.

              TM Kladno Electricidad, s.r.l. had invested $20,209,338 in TM Kladno B.V.

              TM Kladno B.V. had invested $20,209,338 in Nations Kladno B.V.

              Nations Kladno B.V. had invested $20,209,338 in Matra Powerplant Holdings, B.V.

              Matra Powerplant Holdings, B.V. had invested $20,209,338 in ECK Generating, s.r.o.

              Standby letters of credit totaling $3.8 million at December 31, 2001 were provided by TECO Energy to support certain activities of ECK Generating, s.r.o.

              5. ENERGETICKE CENTRUM KLADNO, A.S.

              At December 31, 2001:

              TECO Power Services Corporation had invested $100,000 in TM Power Ventures, LLC.

              TM Power Ventures, LLC had invested $100,000 in TM ECK LLC.

              TM ECK LLC had invested $100,000 in Nations Kladno (II) B.V.

              Nations Kladno (II) B.V. had invested $100,000 in Energeticke Centrum Kladno, a.s.

              6. COMMONWEALTH CHESAPEAKE COMPANY LLC

              At December 31, 2001:

              TECO Power Services Corporation had invested $190,091,492 in TM Power Ventures, LLC.

              TM Power Ventures, LLC had invested $169,386,776 in TM Delmarva Power LLC.

              TM Delmarva Power, LLC had invested $169,386,776 in Commonwealth Chesapeake Company, LLC.

              7. TPS DELL, LLC

              At December 31, 2001:

              TECO Power Services Corporation had invested $718,983,367 in TECO Power Ventures, Inc.

              TECO Power Ventures, Inc. had invested $718,983,367 in TPS TriCo, LLC.

              TPS TriCo, LLC had invested $208,641,376 in TPS Dell, LLC.

              8. TPS MCADAMS, LLC

              At December 31, 2001:

              TECO Power Services Corporation had invested $718,983,367 in TECO Power Ventures, Inc.

              TECO Power Ventures, Inc. had invested $718,983,367 in TPS TriCo, LLC.

              TPS TriCo, LLC had invested $246,065,990 in TPS McAdams, LLC.

              9. UNION POWER PARTNERS, LP

              At December 31, 2001:

              TECO Power Services Corporation had invested $332,150,364(4) in Union Power Partners, LP

              10. PANDA GILA RIVER, L.P.

              At December 31, 2001:

              TECO Power Services Corporation had invested $291,979,270(4) in Panda Gila River, LP

              11. HAMAKUA ENERGY PARTNERS, LP

              At December 31, 2001:

              TECO Power Services Corporation had invested $48,430 in TPS Hamakua, Inc.

              TECO Power Services Corporation had invested $16,161,585 in TPS Hawaii, Inc.

              TPS Hawaii, Inc. had invested $16,161,585 in Hamakua A, LLC.

              TPS Hamakua, Inc. had invested $48,430 in Hamakua Energy Partners, LP

              Hamakua A, LLC had invested $16,161,585 in Hamakua Energy Partners, LP

              12. FRONTERA GENERATION LIMITED PARTNERSHIP

              At December 31, 2001:

              TECO Power Services Corporation had invested $718,983,367 in TECO Power Ventures, Inc.

              TECO Power Ventures, Inc. had invested $718,983,367 in TPS TriCo, LLC.

              TPS TriCo, LLC had invested $2,638,340 in TPS Tejas GP, LLC.

              TPS TriCo, LLC had invested $261,195,620 in TPS Tejas LP, LLC.

(4) Union Power Partners, LP and Panda Gila River, LP investments include $250,000,000 in each project for Equity Bridge Loan.

              TPS Tejas GP, LLC had invested $2,638,340 in Frontera Generation Limited Partnership.

              TPS Tejas LP, LLC had invested $261,195,620 in Frontera Generation Limited Partnership.

       (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.

              Total capitalization of TCAE at Dec. 31, 2001 was $18,993,871. Total earnings of TCAE for the year ended December 31, 2001 were $8,260,185. TPS Guatemala One's portion of the earnings of TCAE for the year ended Dec. 31, 2001 was $7,934,734.

              Total capitalization of EEGSA at Dec. 31, 2000 was $400,129,000. Total earnings of EEGSA for the year ended Dec. 31, 2000 were $14,629,000. (5)

              Total capitalization of CGESJ at Dec. 31, 2001 was $10,277,024. Total earnings of CGESJ at Dec. 31, 2001 were $20,379,063.

              Total capitalization of ECK Generating, s.r.o. at Dec. 31, 2001 was $20,209,338. TM Power Venture's portion of the earnings of ECK Generating, s.r.o. for the year ended Dec. 31, 2001 was $0.

              Total capitalization of Energeticke Centrum Kladno, a.s. at Dec. 31, 2001 was $100,000. TM Power Venture's portion of the earnings of Energeticke Centrum Kladno, a.s. for the year ended Dec. 31, 2001 was $0.

              Total capitalization of Commonwealth Chesapeake Company, LLC at Dec. 31, 2001 was $169,386,776. TM Power Venture's portion of the earnings of Commonwealth Chesapeake Company, LLC for the year ended Dec. 31, 2001 was $13,918,838.

              Total capitalization of TPS Dell, LLC at Dec. 31, 2001 was $208,641,376. Total earnings of TPS Dell, LLC was $0, as the project was under construction and non-operating.

              Total capitalization of TPS McAdams, LLC at Dec. 31, 2001 was $246,065,990. Total earnings of TPS McAdams, LLC was $0, as the project was under construction and non-operating.

(5) The earnings and capitalization for EEGSA at Dec. 31, 2001, are not available until April 2002 and will be filed supplementally at that time. The amounts reported are for the year 2000.

              Total capitalization of Union Power Partners, LP at Dec. 31, 2001 was $332,150,364. Project under construction and non-operating. Total earnings of Union Power Partners, LP was $0, as the project was under construction and non-operating.

              Total capitalization of Panda Gila River, LP at Dec. 31, 2001 was $291,979,270. Project under construction and non-operating. Total earnings of Panda Gila River, LP was $0, as the project was under construction and non-operating.

              Total capitalization of Hamakua Energy Partners, LP at Dec. 31, 2001 was $16,210,015. Total earnings of Hamakua Energy Partners, LP for the year ended Dec. 31, 2001 was $2,213,582.

              Total capitalization of Frontera Generation Limited Partnership at Dec. 31, 2001 was $263,833,940. Total earnings of Frontera Generation Limited Partnership was $0

       (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

              1. TPS Operaciones de Guatemala, Limitada (TPS Operaciones) has an agreement to provide operations and maintenance services to CGESJ. TPS Operaciones is reimbursed for its direct expenses and receives an operating fee which was $9,000/month prior to operations and is $20,000/month (with performance incentives and price escalation based on the Consumer Price Index (CPI) during the operations period.

              2. TPS Administraciones, Limitada (TPS Administraciones) has an agreement to provide administrative and support services to CGESJ. TPS Administraciones is receiving a $75,000 fee per year with price escalation based on the CPI and is being reimbursed for its direct costs.

              3. TPS Operaciones has an agreement to provide operations and maintenance services to TCAE. TPS Operaciones is reimbursed for its direct expenses and receives an operating fee of $32,000/month beginning September 2000. The operating fee is to be escalated each year during the term based on the CPI. A bonus/penalty is paid/assessed to/against TPS Operaciones based on performance guarantees.

              4. TPS Administraciones provides administrative and support services to TCAE. TPS Administraciones receives a $5,000/month fee and is being reimbursed for its direct costs.

              5. TPS Virginia Operations Company (VAOPS) O&M agreement fee is $12,500 per month escalated annually by the CPI. VAOPS is being reimbursed for its direct costs.


Attached hereto as Exhibit A are consolidating balance sheets and statements of income and retained earnings for the twelve months ended December 31, 2001 of TECO Energy, TECO Power, and Hardee Power I, and their subsidiaries.

Attached hereto as Exhibit B is an organizational chart showing the relationship of TECO Energy, TECO Power and their subsidiaries and the EWG's and foreign utility companies set forth in Item 4(a).

Each of TECO Energy, TECO Power, and Hardee Power I has caused this statement to be duly executed on its behalf by its authorized officer on this 28th day of February, 2002.

(CORPORATE SEAL)                          TECO ENERGY, INC.




ATTEST:                                   BY:  /s/ S.A. Myers
                                               --------------------------------
                                               S.A. Myers
                                               Vice President-Corporate
                                               Accounting and Taxes

     D. E. SCHWARTZ, SECRETARY

(CORPORATE SEAL)                          TECO POWER SERVICES CORPORATION

ATTEST:                                   BY:  /s/ A. Dean Remmers
                                               --------------------------------
                                               A. Dean Remmers
                                               Vice President-Controller

     D. E. SCHWARTZ, SECRETARY

(CORPORATE SEAL)                          HARDEE POWER I, INC.


ATTEST:                                   BY:  /s/ A. Dean Remmers
                                               --------------------------------
                                               A. Dean Remmers
                                               Vice President-Controller

     D. E. SCHWARTZ, SECRETARY

Name, title and address of officer to whom notices and correspondence concerning this statement should be addressed:

                   Name:            S. A. Myers
                   Title:           Vice President-Corporate Accounting & Taxes
                   Address:         TECO Energy, Inc.
                                    TECO Plaza
                                    702 N. Franklin Street
                                    Tampa, FL 33602

                                                                       Exhibit A
                                                                    Page 1 of 20

                                TECO ENERGY, INC
                           CONSOLIDATING BALANCE SHEET
                                December 31, 2001
                             (thousands of dollars)

                                              Tampa                                                                      TECO
                                            Electric    Diversified    TECO Energy-        TECO                       Energy, Inc.
                                            Company     Companies(1)  Parent/Other+F40    Finance    Eliminations    (Consolidated)
                                          -----------    -----------  ---------------  -----------   ------------    --------------
Assets
Current Assets:
      Cash and Cash Equ                  $    15,387    $   107,631    $    (2,948)   $       165    $        --    $   120,235
      Short Term Inv                              --              6             --             --             --              6
      Receiv. less allow for uncollect       162,281        481,767      1,388,199        285,991     (1,877,421)       440,817
      Interest Receivable Affiliates              --             --          7,141             --         (7,141)            --
      Current Derivative Asset                    --          7,702             --             --             --          7,702
      Inventories at average cost:
         Fuel                                 68,995         18,288             --             --             --         87,283
        Materials & Supplies                  51,048         32,256           (116)            --             --         83,188
      Prepayments                             12,493         23,478             --            727             --         36,698
                                         -----------    -----------    -----------    -----------    -----------    -----------
                                             310,204        671,128      1,392,276        286,883     (1,884,562)       775,929

Investment in subsidiaries                        --             --      2,377,698             --     (2,377,698)            --

Property, plant & equip. orig cost
      Utility plant in svc - ele           4,112,340        748,710             --             --             --      4,861,050
      Utility plant in svc - gas             699,409             --             --             --             --        699,409
      CWIP                                   404,397        492,643             --             --             --        897,040
      Other property                           8,220      1,077,096              4             --            626      1,085,946
                                         -----------    -----------    -----------    -----------    -----------    -----------
                                           5,224,366      2,318,449              4             --            626      7,543,445
      Less Accum. Depr                    (2,014,855)      (690,346)            --             --             --     (2,705,201)
                                         -----------    -----------    -----------    -----------    -----------    -----------
                                           3,209,511      1,628,103              4             --            626      4,838,244

Other Assets
      Intangible Asset                            --         28,511             --             --             --         28,511
      Goodwill                                    --        165,784             --             --             --        165,784
      Long Term Derivative Asset                  --          2,165             --             --             --          2,165
      Other investments                           --        367,129         16,166             --             --        383,295
      Deferred income tax                    136,227         13,795        110,501             --        (18,492)       242,031
      Deferred charges & other assets        229,225         80,830         39,668             --        (63,628)       286,095
                                         -----------    -----------    -----------    -----------    -----------    -----------
                                             365,452        658,214        166,335             --        (82,120)     1,107,881
                                         -----------    -----------    -----------    -----------    -----------    -----------
                                         $ 3,885,167    $ 2,957,445    $ 3,936,313    $   286,883    $(4,343,754)   $ 6,722,054
                                         ===========    ===========    ===========    ===========    ===========    ===========

(1) Diversified companies consist of: TECO Diversified Consolidated, TECO Power Services Consolidated and TECO Stevedoring.

(2) TECO Energy Parent/Other consist of: TECO Energy Parent, TECO Investments and several other non-operating subsidiaries.

                                                                       Exhibit A
                                                                    Page 2 of 20

                                TECO ENERGY, INC.
                           CONSOLIDATING BALANCE SHEET
                                December 31, 2001
                              (thousand of dollars)

                                           Tampa                                                                      TECO
                                          Electric   Diversified     TECO Energy-       TECO                       Energy, Inc.
                                          Company    Companies(1)  Parent/Other+F29    Finance    Eliminations    (Consolidated)
                                        -----------  ------------  ----------------  -----------  ------------    -------------
Current liabilities
       Long-term debt due w/i 1 year    $   156,045   $    23,756   $   600,000    $     9,000    $        --    $   788,801
       Notes payable                        249,000           138        52,462        389,900        (52,600)       638,900
       Accounts payable                     141,647     1,497,955       439,964         13,873     (1,826,078)       267,361
       Interest payable - affiliates             --         7,141            --             --         (7,141)            --
       Current derivative liability             133        33,376            --             --         33,509
       Customer deposits                     86,305            --            --             --             --         86,305
       Interest accrued                      16,067         2,725        16,658            133             --         35,583
       Taxes accrued                         57,342        12,504           286          1,356            243         71,731
                                        -----------   -----------   -----------    -----------    -----------    -----------
                                            706,539     1,577,595     1,109,370        414,262     (1,885,576)     1,922,190

Deferred income taxes                       441,572        72,307         3,285             --        (18,492)       498,672
Investment tax credit                        31,571           740            --             --             --         32,311
Regulatory liability-tax related             65,374            --            --             --        (63,628)         1,746
Other deferred credits                      136,793        78,125        38,166             --             --        253,084
Long-term debt, less amt due w/i 1 yr       880,905       352,890       608,679             --             --      1,842,474
Preferred stock of Tpa Electric                  --            --       200,000             --             --        200,000
Common stock                              1,318,125       804,739       763,714            100     (2,146,386)       740,292
Retained earnings                           304,288        71,049     1,257,448       (127,479)      (229,672)     1,275,634
Unearned comp.related to ESOP                    --            --       (44,349)            --             --        (44,349)
                                        -----------   -----------   -----------    -----------    -----------    -----------
                                        $ 3,885,167   $ 2,957,445   $ 3,936,313    $   286,883    $(4,343,754)   $ 6,722,054
                                        ===========   ===========   ===========    ===========    ===========    ===========

(1) Diversified companies consist of: TECO Diversified Consolidated, TECO Power Services Consolidated and TECO Stevedoring.

(2) TECO Energy Parent/Other consist of: TECO Energy Parent, TECO Investments and several other non-operating subsidiaries.

                                                                       Exhibit A
                                                                    Page 3 of 20

                                   TECO ENERGY
                        CONSOLIDATING STATEMNT OF INCOME
                      TWELVE MONTHS ENDED December 31, 2001
                             (thousands of dollars)



                                               Tampa                                                                    TECO
                                             Electric       Diversified   TECO Energy-      TECO                        Energy
                                              Company      Companies(1)  Parent/Other(2)   Finance     Eliminations  (Consolidated)
                                            -----------    -----------    -------------  -----------   ------------  -------------
Revenue                                     $ 1,765,631    $ 1,124,383    $        --    $     1,952    $  (243,320)   $ 2,648,646

Expenses
     Operation                                  992,613        855,932          6,811          2,088       (245,690)     1,611,754
     Maintenance                                103,146         48,197             --             --             --        151,343
     Depreciation                               201,367         96,578             --             --             44        297,989
     Asset Adjustment                                --             --             --             --             --             --
     Taxes-other than income                    129,305         35,752             --             --             --        165,057
     Taxes-Fed & State income                    97,661       (102,321)            --             --          4,660             --
                                            -----------    -----------    -----------    -----------    -----------    -----------
                                              1,524,092        934,138          6,811          2,088       (240,986)     2,226,143
                                            -----------    -----------    -----------    -----------    -----------    -----------
Income from operations                          241,539        190,245         (6,811)          (136)        (2,334)       422,503

Other income (expense)
     Allowance for other funds                    6,658             --             --             --             --          6,658
     Other income (expense), net                  4,053         33,812          5,627             --         (4,885)        38,607
     Earnings from equity investment                 --          6,857           (147)            --             --          6,710
                                            -----------    -----------    -----------    -----------    -----------    -----------
                                                 10,711         40,669          5,480             --         (4,885)        51,975
                                            -----------    -----------    -----------    -----------    -----------    -----------
Income before Int. & income taxes               252,250        230,914         (1,331)          (136)        (7,219)       474,478
Interest charges                                     --
     Interest expense                            77,655         75,023        (10,989)        25,762         (1,068)       166,383
     Distribution on redeemable
       pref. sec                                     --             --         17,000             --             --         17,000
     Allow. for borrowed funds                   (2,571)            --             --             --             --         (2,571)
                                            -----------    -----------    -----------    -----------    -----------    -----------
                                                 75,084         75,023          6,011         25,762         (1,068)       180,812
                                            -----------    -----------    -----------    -----------    -----------    -----------
Income before prov. for inc. tax                177,166        155,891         (7,342)       (25,898)        (6,151)       293,666
Prov for income taxes                                --          7,342         (1,311)        (9,990)        (6,124)       (10,083)
                                            -----------    -----------    -----------    -----------    -----------    -----------
Net Income                                      177,166        148,549         (6,031)       (15,908)           (27)       303,749
                                            ===========    ===========    ===========    ===========    ===========    ===========




(1) Diversified companies consist of: TECO Diversified Consolidated, TECO Power Services Consolidated and TECO Stevedoring.

(2) TECO Energy Parent/Other consist of: TECO Energy Parent, TECO Investments and several other non-operating subsidiaries.

                                                                       Exhibit A
                                                                    Page 4 of 20

                                TECO ENERGY, INC
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      TWELVE MONTHS ENDED December 31, 2001
                             (thousands of dollars)



                                         Tampa                                                                           TECO
                                        Electric      Diversified     TECO Energy -         TECO                      Energy, Inc
                                        Company       Companies(1)    Parent/Other(3)      Finance      Eliminations (Consolidated)
                                       -----------    -----------     ---------------     -----------   ------------ --------------
Balance, beginning of period           $   298,979    $    87,585       $ 1,137,253       $  (111,570)   $  (238,636)   $ 1,173,611

Add:
     Net Income                            177,166        148,549           302,653(2)        (15,908)      (308,711)       303,749
     Comprehensive Income                      (81)       (19,187)              328                --                      (18,940)
     Tax benefits - ESOP Dividends              --                            1,558                --                        1,558
                                       -----------    -----------       -----------       -----------    -----------    -----------
                                           476,064        216,947         1,441,792          (127,478)      (547,347)     1,459,978

Deduct:
     Cash dividends on capital stock
        Preferred                               --             --                --                --             --             --
        Common                             171,776        135,839           184,211                --       (307,615)       184,211
        Other - Adjustment                      --         10,059(5)            133(4)             --        (10,059)           133
                                       -----------    -----------       -----------       -----------    -----------    -----------
Balance, end of period                 $   304,288    $    71,049       $ 1,257,448       $  (127,478)   $  (229,673)   $ 1,275,634


(1) Diversified companies consist of: TECO Diversified Consolidated, TECO Power Services Consolidated and TECO Stevedoring

(2)   Includes $308,683 of TECO Energy's equity in earnings of subsidiaries.

(3) TECO Energy Parent/Other consist of: TECO Energy Parent, TECO Investments and several other non-operating subsidiaries.

(4)   Reflects IRS adjustment for incentive stock options.

(5) Reclass of TPV to TECO Solutions from TECO Energy and reclass of Peoples Sales & Service to Tampa Electric.

                                                                       Exhibit A
                                                                    Page 5 of 20

                             TECO DIVERSIFIED, INC.
                           CONSOLIDATING BALANCE SHEET
                                December 31, 2001
                              (thousand of dollars)


                                                                                         TECO                           TECO
                                     TECO         TECO        TECO           TECO    Diversified                     Diversified
                                   Solutions      Coal      Transport        CBM        Parent      Eliminations    (Consolidated)
                                  -----------  -----------  -----------  -----------  -----------   -------------   --------------
Assets
Current Assets:
      Cash and Cash Equ           $     9,416  $     6,538  $       656  $     3,048  $       294   $        --     $    19,952
      Short Term Inv                       --            6           --           --           --            --               6
      Receiv. less allow
         for uncollect                 96,068       49,564      111,851        4,544      116,919       (60,895)        318,051
      Interest Receivable
         Affiliates                        --           --           --           --           --            --              --
      Current Derivative Asset          6,194           --           --           --           --            --           6,194
      Inventories at
         average cost
         Fuel                           1,872        4,580           --           --           --            --           6,452
        Materials & Supplies               27        4,146       14,119           --           --            --          18,292
      Prepayments                       7,778        5,004        1,553           --           --            --          14,335
                                  -----------  -----------  -----------  -----------  -----------   -----------     -----------
                                      121,355       69,838      128,179        7,592      117,213       (60,895)        383,282

Investment in subsidiaries                 --           --           --           --      421,339      (421,339)             --

Property, plant & equip
      orig cost
      Utility plant in svc - ele           --           --           --           --           --            --              --
      Utility plant in svc - gas           --           --           --           --           --            --              --
      CWIP                                727        1,896        9,579           --           --            --          12,202
      Other property                   29,446      275,433      545,014      220,794           --            --       1,070,687
                                  -----------  -----------  -----------  -----------  -----------   -----------     -----------
                                       30,173      277,329      554,593      220,794           --            --       1,082,889
      Less Accum. Depr                  3,662      119,405      351,057      133,232           --            --         607,356
                                  -----------  -----------  -----------  -----------  -----------   -----------     -----------
                                       26,511      157,924      203,536       87,562           --            --         475,533

Other Assets

      Intangible Asset                 28,511           --           --           --           --            --          28,511
      Goodwill                         36,365           --           --           --           --            --          36,365
      Long Term Derivative
         Asset                          2,165           --           --           --           --            --           2,165
      Other investments                53,044           --           --           --           --            --          53,044
      Deferred income tax               5,921        7,738          136           --           --            --          13,795
      Deferred charges &
         other assets                   4,026       22,960        1,236           --           --            --          28,222
                                  -----------  -----------  -----------  -----------  -----------   -----------     -----------
                                      130,032       30,698        1,372           --           --            --         162,102
                                  -----------  -----------  -----------  -----------  -----------   -----------     -----------
                                  $   277,898  $   258,460  $   333,087  $    95,154  $   538,552   $  (482,234)    $ 1,020,917
                                  ===========  ===========  ===========  ===========  ===========   ===========     ===========



                                                                       Exhibit A
                                                                    Page 6 of 20

                                TECO DIVIERSIFIED
                           CONSOLIDATING BALANCE SHEET
                                December 31, 2001
                             (thousands of dollars)


                                                                                   TECO                                   TECO
                             TECO        TECO         TECO           TECO       Diversified                            Diversified
                          Solutions      Coal       Transport        CBM          Parent      Subtotal   Eliminations (Consolidated)
                         -----------  -----------   -----------   -----------   -----------  ----------- ------------  -----------
Current liabilities
     Long-term debt
        due w/i 1 year   $        --  $        --   $     2,343   $        --   $        --  $     2,343  $        --  $     2,343
     Notes payable               138           --            --        60,888            --       61,026      (60,888)         138
     Accounts payable         87,464       78,746        32,684          (397)           --      198,497           (7)     198,490
     Interest Payable
        - Affiliates             376          652           (50)          201            --        1,179           --        1,179
     Current Derivative
        Liability             33,602           --           250          (476)           --       33,376           --       33,376
     Customer deposits            --           --            --            --            --           --           --           --
     Interest accrued             --           --         1,849            --            --        1,849           --        1,849
     Taxes accrued             3,855       (4,949)        8,980          (930)           --        6,956           --        6,956
                         -----------  -----------   -----------   -----------   -----------  -----------  -----------  -----------
                             125,435       74,449        46,056        59,286            --      305,226      (60,895)     244,331

Deferred income taxes         15,231        1,919        15,312        26,798            --       59,260           --       59,260
Investment tax credit             --           --           740            --            --          740           --          740
Regulatory liability
   - tax related                  --           --            --            --            --           --           --           --
Other deferred credits         7,050        4,910        37,724           487            --       50,171           --       50,171
Long-term deb, less
   amt due w/i 1 yr               --           --       135,859            --            --      135,859           --      135,859

Preferred stock of
   Tpa Electric                   --           --            --            --            --           --           --           --
Common stock                 135,170      148,676        53,458            --       470,398      807,702     (337,304)     470,398
Retained earnings             (4,988)      28,506        43,938         8,583        68,154      144,193      (84,035)      60,158
Unearned comp
   related to ESOP                --           --            --            --            --           --           --           --
                         -----------  -----------   -----------   -----------   -----------  -----------  -----------  -----------
                         $   277,898  $   258,460   $   333,087   $    95,154   $   538,552  $ 1,503,151  $  (482,234) $ 1,020,917
                         ===========  ===========   ===========   ===========   ===========  ===========  ===========  ===========


                                                                       Exhibit A
                                                                    Page 7 of 20


                                TECO DIVIERSIFIED
                        CONSOLIDATING STATEMENT OF INCOME
                      TWELVE MONTHS ENDED December 31, 2001
                             (thousands of dollars)


                                                        TECO       TECO         TECO      TECO       Div.      Elimi-
                                                      Solutions    Coal      Transport     CBM      Parent     nations     TOTAL
                                                      ---------  ---------   ---------  ---------  ---------  ---------  ---------
            Revenue                                   $ 197,329  $ 303,447   $ 274,889  $  55,042  $      --  $      --  $ 830,707
            Expenses
                Operation                               182,131    279,137     173,724     17,218         --         --    652,210
                Maintenance                                   9     16,941      22,032         --         --         --     38,982
                Depreciation                              5,592     28,293      24,058      9,773         --         --     67,716
                Asset Adjustment                             --         --          --         --         --         --         --
                Taxes-other than income                     781     17,629       6,217      3,765         --         --     28,392
                Taxes-Fed & State income                     --    (86,186)         --    (16,135)        --         --   (102,321)
                                                      ---------  ---------   ---------  ---------  ---------  ---------  ---------
                                                        188,513    255,814     226,031     14,621         --         --    684,979
                                                      ---------  ---------   ---------  ---------  ---------  ---------  ---------
            Income from operations                        8,816     47,633      48,858     40,421         --         --    145,728
                Earnings from equity investment              --         --          --         --         --         --         --
            Other income (expense)
                Allowance for other funds                    --         --          --         --         --         --         --
                Other income (expense), net                 939         --       1,757         --         --         --      2,696
                Earnings from equity investment           3,237         --          --         --         --         --      3,237
                                                      ---------  ---------   ---------  ---------  ---------  ---------  ---------
                                                          4,176         --       1,757         --         --         --      5,933
                                                      ---------  ---------   ---------  ---------  ---------  ---------  ---------
            Income before Int. & income taxes            12,992     47,633      50,615     40,421         --         --    151,661
            Interest charges
                Interest expense                          4,327      7,573       8,897      2,338         --         --     23,135
                Distribution on redeemable pref. sec
                Allow. for borrowed funds                    --         --          --         --         --         --         --
                                                      ---------  ---------   ---------  ---------  ---------  ---------  ---------
                                                          4,327      7,573       8,897      2,338         --         --     23,135
                                                      ---------  ---------   ---------  ---------  ---------  ---------  ---------
            Income before prov. for inc. tax              8,665     40,060      41,718     38,083         --         --    128,526
            Prov for income taxes                         3,459    (18,987)     14,155      8,126         --         --      6,753
                                                      ---------  ---------   ---------  ---------  ---------  ---------  ---------
            Net Income                                $   5,206  $  59,047   $  27,563  $  29,957  $      --  $      --  $ 121,773
                                                      =========  =========   =========  =========  =========  =========  =========


                                                                       Exhibit A
                                                                    Page 8 of 20


                              TECO DIVERSIFIED, INC
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      TWELVE MONTHS ENDED December 31, 2001
                             (thousands of dollars)


                                       TECO            TECO        TECO         TECO        Div.            Elimi-    Diversified
                                     Solutions         Coal      Transport      CBM        Parent          nations   (Consolidated)
                                     ---------       ---------   ---------    ---------   ---------       ---------  -------------
Balance, beginning of period         $    (706)      $  26,118   $  44,624    $   9,124   $  63,277       $ (79,160)     $  63,277

Add:
     Net Income                          5,206          59,047      27,563       29,957     121,773        (121,773)       121,773
     Earnings of sub's
     Comprehensive Income               (8,125)             --        (160)         289          --              --         (7,996)
     Tax benefits - ESOP Dividends
                                     ---------       ---------   ---------    ---------   ---------       ---------      ---------
                                        (3,625)         85,165      72,027       39,370     185,050        (200,933)       177,054
Deduct:
     Cash dividends on capital stock        --
         Preferred                          --
         Common                          1,447          56,659      28,089       30,787     116,980        (116,982)       116,980
         Other - Adjustment                (84)             --          --           --         (84)(1)          84            (84)
                                     ---------       ---------   ---------    ---------   ---------       ---------      ---------
Balance, end of period                  (4,988)      $  28,506   $  43,938    $   8,583   $  68,154       $ (84,035)     $  60,158


(1)    TPV transfer to TECO Solutions in 2001

                                                                       Exhibit A
                                                                    Page 9 of 20


                                 TECO SOLUTIONS
                           CONSOLIDATING BALANCE SHEET
                                December 31, 2001
                             (thousands of dollars)


                                                                              TECO
                                BCH        TECO        TECO       TECO       Propane      Prior
                            Mechanical      BGA      Gas Svc     Partners    Ventures     Energy
                            ----------   ---------   ---------   ---------   ---------   ---------
Assets
Current Assets:
    Cash and Cash Equ        $   4,995   $   2,822   $     177   $      94   $     129   $     978
    Short Term Inv                  --          --          --          --          --          --
    Receiv. less allow
       for uncollect            16,107      11,153       8,497          70       6,642      33,181
    Interest Receivable
       Affiliates                   --          --          --          --          --          --
    Current Derivative
       Asset                        --          --          --          --          --       6,194
    Inventories at
       average cost:
       Fuel                         --          --          --          --          --       1,872
      Materials & Supplies          27          --          --          --          --          --
    Prepayments                  3,465       3,223           5          15          --       1,070
                             ---------   ---------   ---------   ---------   ---------   ---------
                                24,594      17,198       8,679         179       6,771      43,295

Investment in subsidiaries          --          --          --          --          --          --

Property, plant & equip
    orig cost
    Utility plant in
       svc - ele                    --          --          --          --          --          --
    Utility plant in
       svc - gas                    --          --          --          --          --          --
    CWIP                           441          --           8         278          --          --
    Other property               2,178      13,775          74       1,170          --         139
                             ---------   ---------   ---------   ---------   ---------   ---------
                                 2,619      13,775          82       1,448          --         139
                             ---------   ---------   ---------   ---------   ---------   ---------
    Less Accum. Depr             1,974         901          10         257          --          (8)
                             ---------   ---------   ---------   ---------   ---------   ---------
                                   645      12,874          72       1,191          --         147

Other Assets
    Intangible Asset                --          --          --          --          --      28,511
    Goodwill                    26,488       1,663          --          --          --       8,214
    Long Term Derivative
        Asset                       --          --          --          --          --       2,165
    Other investments               --          --          --         535      38,720          --
    Deferred income tax             30          --          --          --          --       4,100
    Deferred charges &
       other assets                 --       3,505          --         521          --          --
                             ---------   ---------   ---------   ---------   ---------   ---------
                                26,518       5,168          --       1,056      38,720      42,990
                             ---------   ---------   ---------   ---------   ---------   ---------
                             $  51,757   $  35,240   $   8,751   $   2,426   $  45,491   $  86,432
                             =========   =========   =========   =========   =========   =========








                                            TECO                        TECO
                               TECO       Solutions                   Solutions
                             Properties     Parent    Eliminations  (Consolidated)
                             ----------   ---------   ------------  --------------
Assets
Current Assets:
    Cash and Cash Equ         $      52   $     169    $      --    $   9,416
    Short Term Inv                   --          --           --           --
    Receiv. less allow
       for uncollect             19,548         937          (67)      96,068
    Interest Receivable
       Affiliates                    --          --           --           --
    Current Derivative
       Asset                         --          --           --        6,194
    Inventories at
       average cost:
       Fuel                          --          --           --        1,872
      Materials & Supplies           --          --           --           27
    Prepayments                      --          --           --        7,778
                              ---------   ---------    ---------    ---------
                                 19,600       1,106          (67)     121,355

Investment in subsidiaries           --     137,266     (137,266)          --

Property, plant & equip
    orig cost
    Utility plant in
       svc - ele                     --          --           --           --
    Utility plant in
       svc - gas                     --          --           --           --
    CWIP                             --          --           --          727
    Other property               12,110          --           --       29,446
                              ---------   ---------    ---------    ---------
                                 12,110          --           --       30,173
                              ---------   ---------    ---------    ---------
    Less Accum. Depr                528          --           --        3,662
                              ---------   ---------    ---------    ---------
                                 11,582          --           --       26,511

Other Assets
    Intangible Asset                 --          --           --       28,511
    Goodwill                         --          --           --       36,365
    Long Term Derivative
        Asset                        --          --           --        2,165
    Other investments            13,789          --           --       53,044
    Deferred income tax           1,791          --           --        5,921
    Deferred charges &
       other assets                  --          --           --        4,026
                              ---------   ---------    ---------    ---------
                                 15,580          --           --      130,032
                              ---------   ---------    ---------    ---------
                              $  46,762   $ 138,372     (137,333)   $ 277,898
                              =========   =========    =========    =========



                                                                       Exhibit A
                                                                   Page 10 of 20


                                 TECO SOLUTIONS
                           CONSOLIDATING BALANCE SHEET
                                December 31, 2001
                             (thousands of dollars)



                                                                    TECO                        TECO
                                           BCH         TECO         Gas          TECO         Propane
                                        Mechanical      BGA       Services     Partners       Ventures
                                        ----------   ---------    ---------    ----------     ---------
Current liabilities
    Long-term debt due w/i 1 year       $      --    $      --    $      --     $      --     $      --
    Notes payable                              --           --           --            --            --
    Accounts payable                       15,605       28,041        6,847         2,543            62
    Interest payable - Affiliates             114           82           19            --            76
    Current Derivative Liability               --           --           --            --            --
    Customer deposits                          --           --           --            --            --
    Interest accrued                           --           --           --            --            --
    Taxes accrued                             882        2,336         (150)         (150)          815
                                        ---------    ---------    ---------     ---------     ---------
                                           16,601       30,459        6,716         2,393           953

Deferred income taxes                          88          309            8            --        14,826
Investment tax credit                          --           --           --            --            --
Regulatory liability-tax related               --           --           --            --            --
Other deferred credits                      3,241          624           --            --            --
Long-term deb, less amt due w/i 1 yr           --           --           --            --            --

Preferred stock of Tpa Electric                --           --           --            --            --
Common stock                               28,854        3,670            1            --        19,560
Retained earnings                           2,973          178        2,026            33        10,152
Unearned comp.related to ESOP                  --           --           --            --            --
                                        ---------    ---------    ---------     ---------     ---------
                                        $  51,757    $  35,240    $   8,751     $   2,426     $  45,491
                                        =========    =========    =========     =========     =========



                                                                                                                TECO
                                        Prior         TECO         Solutions                                 Solutions
                                        Energy     Properties        Parent      Subtotal   Eliminations   (Consolidated)
                                       ---------   -----------     ---------    ---------   ------------   -------------
Current liabilities
    Long-term debt due w/i 1 year      $      --     $      --     $      --    $      --     $      --     $      --
    Notes payable                             --           138            --          138            --           138
    Accounts payable                      34,313            55            65       87,531           (67)       87,464
    Interest payable - Affiliates             --            85            --          376            --           376
    Current Derivative Liability          33,602            --            --       33,602            --        33,602
    Customer deposits                         --            --            --
    Interest accrued                          --            --            --           --            --            --
    Taxes accrued                            257          (135)           --        3,855            --         3,855
                                       ---------     ---------     ---------    ---------     ---------     ---------
                                          68,172           143            65      125,502           (67)      125,435

Deferred income taxes                         --            --            --       15,231            --        15,231
Investment tax credit                         --            --            --           --            --            --
Regulatory liability-tax related              --            --            --           --            --            --
Other deferred credits                     3,185            --            --        7,050            --         7,050
Long-term deb, less amt due w/i 1 yr          --            --            --           --            --            --

Preferred stock of Tpa Electric               --            --            --           --            --            --
Common stock                              23,000        49,985       135,170      260,240      (125,070)      135,170
Retained earnings                         (7,925)       (3,366)        3,137        7,208       (12,196)       (4,988)
Unearned comp.related to ESOP                 --            --            --           --            --            --
                                       ---------     ---------     ---------    ---------     ---------     ---------
                                       $  86,432     $  46,762     $ 138,372    $ 415,231     $(137,333)    $ 277,898
                                       =========     =========     =========    =========     =========     =========


                                                                       Exhibit A
                                                                   Page 11 of 20

                                 TECO SOLUTIONS
                        CONSOLIDATING STATEMENT OF INCOME
                      TWELVE MONTHS ENDED December 31, 2001
                             (thousands of dollars)



                                                                                                   TECO
                                               BCH           TECO         TECO          TECO      Propane
                                            Mechanical       BGA         Gas Svc      Partners    Ventures
                                            ----------    ---------     ---------    ---------    ---------
Revenue                                     $  49,503     $  29,817     $  44,598    $  11,427    $      --
Expenses
   Operation                                   41,816        28,927        42,094       10,995           --
   Maintenance                                     --            --             9           --           --
   Depreciation                                 1,419           477             6          103           --
   Asset Adjustment                                --            --            --           --           --
   Taxes-other than income                         --           698            31           --           --
   Taxes-Fed & State income                        --            --            --           --           --
                                            ---------     ---------     ---------    ---------    ---------
                                               43,235        30,102        42,131       11,107           --
                                            ---------     ---------     ---------    ---------    ---------
Income from operations                          6,268          (285)        2,467          320           --
   Earnings from equity investment                 --            --            --           --           --
Other income (expense)
   Allowance for other funds                       --            --            --           --           --
   Other income (expense), net                   (564)          925            --           --           --
   Earnings from equity investment                 --            --            --        3,019          218
                                            ---------     ---------     ---------    ---------    ---------
                                                 (564)          925            --           --        3,019
                                            ---------     ---------     ---------    ---------    ---------
Income before Int. & income taxes               5,704           640         2,467          320        3,019
Interest charges
   Interest expense                             1,374           696           199           --          991
   Distribution on redeemable pref. sec
   Allow. for borrowed funds                       --            --            --           --           --
                                            ---------     ---------     ---------    ---------    ---------
                                                1,374           696           199           --          991
                                            ---------     ---------     ---------    ---------    ---------
Income before prov. for inc. tax                4,330           (56)        2,268          320        2,028
Prov for income taxes                           1,750            57           874          123          747
                                            ---------     ---------     ---------    ---------    ---------
Net Income                                  $   2,580     $    (113)    $   1,394    $     197    $   1,281
                                            =========     =========     =========    =========    =========





                                              Prior       TECO
                                             Energy     Properties   Sol. Parent  Eliminations      TOTAL
                                            ---------   ----------   -----------  ------------   -----------
Revenue                                     $  69,750    $     492     $      --     $  (8,258)    $ 197,329
Expenses
   Operation                                   65,831          726            --        (8,258)      182,131
   Maintenance                                     --           --            --            --             9
   Depreciation                                 3,580            7            --            --         5,592
   Asset Adjustment                                --           --            --            --            --
   Taxes-other than income                         15           37            --            --           781
   Taxes-Fed & State income                        --           --            --            --            --
                                            ---------    ---------     ---------     ---------     ---------
                                               69,426          770            --        (8,258)      188,513
                                            ---------    ---------     ---------     ---------     ---------
Income from operations                            324         (278)           --            --         8,816
   Earnings from equity investment                 --           --            --            --            --
Other income (expense)
   Allowance for other funds                       --           --            --            --            --
   Other income (expense), net                      2          576            --            --           939
   Earnings from equity investment                 --          218            --            --         3,237
                                            ---------    ---------     ---------     ---------     ---------
                                                    2          794            --            --         4,176
                                            ---------    ---------     ---------     ---------     ---------
Income before Int. & income taxes                 326          516            --            --        12,992
Interest charges
   Interest expense                                --        1,067            --            --         4,327
   Distribution on redeemable pref. sec
   Allow. for borrowed funds                       --           --            --            --            --
                                            ---------    ---------     ---------     ---------     ---------
                                                   --        1,067            --            --         4,327
                                            ---------    ---------     ---------     ---------     ---------
Income before prov. for inc. tax                  326         (551)           --            --         8,665
Prov for income taxes                             126         (218)           --            --         3,459
                                            ---------    ---------     ---------     ---------     ---------
Net Income                                  $     200    $    (333)    $      --     $      --     $   5,206
                                            =========    =========     =========     =========     =========


                                                                       Exhibit A
                                                                   Page 12 of 20

                              TECO SOLUTIONS, INC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      TWELVE MONTHS ENDED December 31, 2000
                             (thousands of dollars)


                                                                                             TECO
                                        BCH            TECO         TECO         TECO       Propane       Prior
                                     Mechanical         BGA        Gas Svc     Partners     Ventures      Energy
                                     -----------      --------     --------    --------     --------     --------
Balance, beginning of period          $   (407)       $    443     $  2,278    $     --     $     --     $     --

Add:
   Net Income                            2,580            (113)       1,394         197        1,280          200
   Earnings of sub's                        --              --           --          --           --           --
   Comprehensive Income                     --              --           --          --           --       (8,125)
   Tax benefits - ESOP Dividends            --              --           --          --           --           --
                                      --------        --------     --------    --------     --------     --------
                                         2,173             330        3,672         197        1,280       (7,925)

Deduct:
   Cash dividends on capital stock
      Preferred                             --              --           --          --           --           --
      Common                               503             152        1,646         164           --           --
      Other - Adjustment                (1,303)(1)          --           --          --       (8,872)(2)       --
                                      --------        --------     --------    --------     --------     --------
Balance, end of period                $  2,973        $    178     $  2,026    $     33     $ 10,152     $ (7,925)







                                                                                   TECO
                                         TECO       Solutions                    Solutions
                                       Properties    Parent       Eliminations  (Consolidated)
                                       ----------   ---------     ------------  --------------
Balance, beginning of period            $ (3,033)    $   (706)       $ (8,153)    $   (706)

Add:
   Net Income                               (333)       5,206          (5,205)       5,206
   Earnings of sub's                          --           --
   Comprehensive Income                       --           --              --       (8,125)
   Tax benefits - ESOP Dividends              --           --              --           --
                                        --------     --------        --------     --------
                                          (3,366)       4,500         (13,358)      (3,625)

Deduct:
   Cash dividends on capital stock
      Preferred                               --           --              --           --
      Common                                  --        1,447          (2,465)       1,447
      Other - Adjustment                      --          (84)(2)      10,175          (84)
                                        --------     --------        --------     --------
Balance, end of period                  $ (3,366)    $ 3,137 (2)     $(12,196)    $ (4,988)




(1)      Reclass $(1,303) from RE to APIC

(2)      TPV transfer to TECO Solutions in 2001

                                                                       Exhibit A
                                                                   Page 13 of 20

                         TECO POWER SERVICES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2001
                             (thousands of dollars)



                                    TECO Power       Pasco          Hardee          Hardee                        TPS OPS
                                  (parent only)     Power G.P.    Power I, Inc.  Power II, Inc.  TPS GO, Inc.    Holding Co.
                                   -----------     -----------    -------------  --------------  -----------     -----------
Current assets
    Cash and cash equivalents      $    (1,678)    $         3    $     2,095     $        --    $     4,549     $     1,521
    Receivables                        515,924               2         19,242          14,796            354           2,042
    Inventories at average cost
      Fuel                                  --              --          4,398              --             --              --
      Materials and supplies                --              --          3,142              --          1,098              --
    Prepayments                          2,495              --             98              --              2              (3)
                                   -----------     -----------    -----------     -----------    -----------     -----------
                                       516,741               5         28,975          14,796          6,003           3,560
                                   -----------     -----------    -----------     -----------    -----------     -----------
Investment in subsidiaries             824,118              --             --          35,496             --              --
                                   -----------     -----------    -----------     -----------    -----------     -----------
Property, plant & equipment
    at original cost
      Plant in service                   9,691              --        197,819              --         41,908              --
      Construction work
        in Process (CWIP)               28,958              --             --              --             --              --
      Other property                        57              --             --              --            286              --
                                   -----------     -----------    -----------     -----------    -----------     -----------
                                        38,706              --        197,819              --         42,194              --
      Less accum. deprec                (1,503)             --        (50,860)             --         (8,854)
                                   -----------     -----------    -----------     -----------    -----------     -----------
                                        37,203              --        146,959              --         33,340              --
                                   -----------     -----------    -----------     -----------    -----------     -----------
Other assets
    Notes Receivable                   271,021              --             --              --             --              --
    Deferred charges &
      other assets                      15,517               7          5,804              --          9,719             115
                                   -----------     -----------    -----------     -----------    -----------     -----------
                                   $ 1,664,600     $        12    $   181,738     $    50,292    $    49,062     $     3,675
                                   ===========     ===========    ===========     ===========    ===========     ===========


                                                                       Exhibit A
                                                                   Page 14 of 20

                         TECO POWER SERVICES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2001
                             (thousands of dollars)


                                                     TM Power          TECO
                                     TPS Int'l       Ventures          Power           TPS                          TECO Power
                                       Power            LLC         Ventures Inc     GP / LP        Eliminations  (Consolidated)
                                    -----------     -----------     ------------    -----------     ------------    -----------
Current assets
     Cash and cash equivalents      $    42,922     $    14,519     $    22,877     $       817     $        --     $    87,625
     Receivables                         17,849           1,519           3,233              --        (518,726)         56,235
     Inventories at average cost
         Fuel                             3,335           4,103          11,836
         Materials and supplies           3,077             853           5,794              --              --          13,964
     Prepayments                          4,301              22           3,713              --              --          10,628
                                    -----------     -----------     -----------     -----------     -----------     -----------
                                         71,484          21,016          35,617             817        (518,726)        180,288
                                    -----------     -----------     -----------     -----------     -----------     -----------
Investment in subsidiaries              115,497          18,243              --         (20,597)       (834,134)        138,623
                                    -----------     -----------     -----------     -----------     -----------     -----------
Property, plant & equipment
     at original cost
         Plant in service               152,317         160,810         186,165              --              --         748,710
         Construction work
           in Process (CWIP)                 --              --         451,482              --              --         480,440
         Other property                      --             336           5,730              --              --           6,409
                                    -----------     -----------     -----------     -----------     -----------     -----------
                                        152,317         161,146         643,377              --              --       1,235,559
         Less accum. deprec             (12,181)         (4,639)         (4,953)             --              --         (82,990)
                                    -----------     -----------     -----------     -----------     -----------     -----------
                                        140,136         156,507         638,424              --              --       1,152,569
                                    -----------     -----------     -----------     -----------     -----------     -----------
Other assets
     Notes Receivable                    10,876              --              --              --              --         281,897
     Deferred charges &
         other assets                    74,073           6,708          70,084              --              --         182,027
                                    -----------     -----------     -----------     -----------     -----------     -----------
                                    $   412,066     $   202,474     $   744,125     $   (19,780)    $(1,352,860)    $ 1,935,404
                                    ===========     ===========     ===========     ===========     ===========     ===========


                                                                       Exhibit A
                                                                   Page 15 of 20

                         TECO POWER SERVICES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2001
                             (thousands of dollars)


                                   TECO Power        Pasco         Hardee         Hardee                       TPS OPS
                                 (parent only)     Power G.P.   Power I, Inc.  Power II, Inc.  TPS GO, Inc.   Holding Co.
                                  -----------     -----------   ------------  - ------------   ------------   -----------
Current Liabilities
Long-term debt due
    within one year               $        --     $        --    $     7,507    $        --    $     2,442    $        --
Accounts payable                       28,751               2          8,274             --         25,508          3,593
Interest accrued                        6,032              --            771             --             70             --
Taxes accrued                          (1,060)             --             80            241          2,712             88
                                  -----------     -----------    -----------    -----------    -----------    -----------
                                       33,723               2         16,632            241         30,732          3,681
                                  -----------     -----------    -----------    -----------    -----------    -----------
Deferred income taxes                    (653)             --          4,636         13,907          1,015           (265)
Other deferred credits                 15,512              --          1,865             --            226             --
Sub debt - TECO Finance                13,750              --             --             --             --             --
Long-term debt, less
    amount due within one year             --              --        111,061             --         14,650             --
Advances from TECO Energy           1,245,394              --
Other liabilities - MI                     --              --         35,496             --            911             --
Common stock                          334,341               8         10,973         32,919              1              5
Retained earnings                      22,533               2          1,075          3,225          1,527            254
                                  -----------     -----------    -----------    -----------    -----------    -----------
                                  $ 1,664,600     $        12    $   181,738    $    50,292    $    49,062    $     3,675
                                  ===========     ===========    ===========    ===========    ===========    ===========


                                                                       Exhibit A
                                                                   Page 16 of 20

                         TECO POWER SERVICES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2001
                             (thousands of dollars)


                                                  TM Power          TECO
                                   TPS Int'l      Ventures          Power          TPS                           TECO Power
                                     Power           LLC        Ventures Inc      GP / LP       Eliminations    (Consolidated)
                                  -----------    -----------    ------------     -----------    ------------    -------------
Current Liabilities
Long-term debt due
    within one year               $    11,464    $        --     $        --     $        --     $        --     $    21,413
Accounts payable                      122,714          4,081         475,465              --        (629,414)         38,974
Interest accrued                           35             --              --              --              --           6,908
Taxes accrued                           1,475             --           2,110             (82)             --           5,564
                                  -----------    -----------     -----------     -----------     -----------     -----------
                                      135,688          4,081         477,575             (82)       (629,414)         72,859
                                  -----------    -----------     -----------     -----------     -----------     -----------
Deferred income taxes                      --             --           2,274          (7,049)             --          13,865
Other deferred credits                      6            468              --              --              --          18,077
Sub debt - TECO Finance                    --             --              --              --              --          13,750
Long-term debt, less
    amount due within one year         91,320             --              --              --              --         217,031
Advances from TECO Energy           1,245,394
Other liabilities - MI                     --             --              --              --         (27,662)          8,745
Common stock                          132,788        199,037         265,309               2        (641,042)        334,341
Retained earnings                      52,264         (1,112)         (1,033)        (12,651)        (54,742)         11,342
                                  -----------    -----------     -----------     -----------     -----------     -----------
                                  $   412,066    $   202,474     $   744,125     $   (19,780)    $(1,352,860)    $ 1,935,404
                                  ===========    ===========     ===========     ===========     ===========     ===========


                                                                       Exhibit A
                                                                   Page 17 of 20

                         TECO POWER SERVICES CORPORATION
                         CONSOLIDATING INCOME STATEMENT
                      TWELVE MONTHS ENDED DECEMBER 31, 2001
                             (thousands of dollars)



                                     TECO Power     Pasco       Hardee         Hardee                      TPS OPS
                                  (parent only)   Power G.P.  Power I, Inc. Power II, Inc. TPS GO, Inc.   Holding Co.
                                  -------------   ----------  ------------- -------------- ------------   -----------
Revenues                            $     449     $       1    $ 123,655     $      --      $  18,438      $     567
                                    ---------     ---------    ---------     ---------      ---------      ---------
Expenses
     Operation                         22,331            --        7,623            --          4,936            150
     Maintenance                           --            --        5,235            --             --             --
     Fuel                                  --            --       47,372            --             --             --
     Depreciation & Amortization          895            --        6,238            --          2,414             --
     BB4 - Pass Through                    --            --       29,842            --             --             --
     Taxes Other Than Income              669            --        3,027            --            219             --
                                    ---------     ---------    ---------     ---------      ---------      ---------
                                       23,895            --       99,337            --          7,569            150
                                    ---------     ---------    ---------     ---------      ---------      ---------
Income from Operations                (23,446)            1       24,318            --         10,869            417
Other Income                           27,533            --      (10,983)       11,103            148             --
                                    ---------     ---------    ---------     ---------      ---------      ---------
Income Before Interest &
     Income Taxes                       4,087             1       13,335        11,103         11,017            417
                                    ---------     ---------    ---------     ---------      ---------      ---------
Interest Charges
     Long-Term Debt                        --            --        9,685            --          1,828             --
     Other Interest Expense            31,136            --          (51)           --             --             --
                                    ---------     ---------    ---------     ---------      ---------      ---------
                                       31,136            --        9,634            --          1,828             --
                                    ---------     ---------    ---------     ---------      ---------      ---------
Income Before Provision
     for Income Taxes                 (27,049)            1        3,701        11,103          9,189            417

Equity Earnings in Subsidiaries        45,520            --           --            --             --             --

Provision for Income Taxes            (13,368)           --        1,440         4,319          3,243            163
                                    ---------     ---------    ---------     ---------      ---------      ---------
Net Income                          $  31,839     $       1    $   2,261     $   6,784      $   5,946      $     254
                                    =========     =========    =========     =========      =========      =========


                                                                       Exhibit A
                                                                   Page 18 of 20


                         TECO POWER SERVICES CORPORATION
                         CONSOLIDATING INCOME STATEMENT
                      TWELVE MONTHS ENDED DECEMBER 31, 2001
                             (thousands of dollars)

                                                    TM Power         TECO
                                      TPS Int'l     Ventures         Power          TPS                          TECO Power
                                       Power          LLC         Ventures Inc.    GP / LP      Eliminations   (Consolidated)
                                     ---------     ---------      -------------    ---------    -------------  --------------
Revenues                             $  61,872        34,680        $  47,390      $      --      $      --      $ 287,052
                                     ---------     ---------        ---------      ---------      ---------      ---------
Expenses
     Operation                          10,679         8,475            4,735             --             --         58,929
     Maintenance                         1,429           669              897             --             --          8,230
     Fuel                               16,616        10,983           34,721             --             --        109,692
     Depreciation & Amortization         9,031         3,721            6,087             --             --         28,386
     BB4 - Pass Through                     --            --               --             --             --         29,842
     Taxes Other Than Income               400           413            2,563             --             --          7,291
                                     ---------     ---------        ---------      ---------      ---------      ---------
                                        38,155        24,261           49,003             --             --        242,370
                                     ---------     ---------        ---------      ---------      ---------      ---------
Income from Operations                  23,717        10,419           (1,613)            --             --         44,682
Other Income                             2,301         3,979(1)            18         (2,377)         3,024         34,746
                                     ---------     ---------        ---------      ---------      ---------      ---------
Income Before Interest &
     Income Taxes                       26,018        14,398           (1,595)        (2,377)         3,024         79,428
                                     ---------     ---------        ---------      ---------      ---------      ---------
Interest Charges
     Long-Term Debt                      9,143            --               --             --             --         20,656
     Other Interest Expense                 --            95               --             --             --         31,180
                                     ---------     ---------        ---------      ---------      ---------      ---------
                                         9,143            95               --             --             --         51,836
                                     ---------     ---------        ---------      ---------      ---------      ---------
Income Before Provision
     for Income Taxes                   16,875        14,303           (1,595)        (2,377)         3,024         27,592

Equity Earnings in Subsidiaries             --            --               --             --        (45,520)            --

Provision for Income Taxes                 368         5,989             (563)          (917)            --            674
                                     ---------     ---------        ---------      ---------      ---------      ---------
Net Income                           $  16,507     $   8,314        $  (1,032)     $  (1,460)     $ (42,496)     $  26,918
                                     =========     =========        =========      =========      =========      =========


                                                                       Exhibit A
                                                                   Page 19 of 20


                         TECO POWER SERVICES CORPORATION
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      TWELVE MONTHS ENDED DECEMBER 31, 2001
                             (thousands of dollars)


                                TECO Power        Pasco        Hardee         Hardee                          TPS OPS
                               (parent only)    Power G.P.  Power I, Inc.   Power II, Inc.   TPS GO, Inc.    Holding Co.
                               -------------    ----------  -------------   --------------   ------------    -----------
Balance, beginning of period      $14,465        $     1       $ 1,105         $ 3,316         $ 1,710         $    --

Add: Net income                    31,839(1)           1         2,261           6,784           5,946             254
         Comprehensive Income          --             --            --              --              --              --
                                  -------        -------       -------         -------         -------         -------
                                   46,304              2         3,366          10,100           7,656             254

Deduct:
Cash dividends on capital
     stock - Common                23,771             --         2,291           6,875           6,129              --
                                  -------        -------       -------         -------         -------         -------
Balance, end of period            $22,533        $     2       $ 1,075         $ 3,225         $ 1,527         $   254
                                  =======        =======       =======         =======         =======         =======


(1) Includes $45,520 of TECO Power Service's equity in earnings of subsidiaries.

                                                                       Exhibit A
                                                                   Page 20 of 20


                         TECO POWER SERVICES CORPORATION
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      TWELVE MONTHS ENDED DECEMBER 31, 2001
                             (thousands of dollars)


                                                     TM Power          TECO
                                    TPS Int'l        Ventures          Power             TPS                          TECO Power
                                     Power             LLC          Ventures Inc.      GP / LP       Eliminations    (Consolidated)
                                    ----------       --------       -------------      -------       ------------    --------------
Balance, beginning of period        $ 32,387         $ (8,782)        $     --         $     --         $(29,736)        $ 14,466

Add: Net income                       16,507            8,314           (1,032)          (1,460)         (42,496)          26,918
        Comprehensive Income              --               --               --          (11,191)              --          (11,191)
                                    --------         --------         --------         --------         --------         --------
                                      48,894             (468)          (1,032)         (12,651)         (72,232)          41,384

Deduct:
Cash dividends on capital
     stock - Common                   (3,370)             644                1               --          (17,490)          18,851
                                    --------         --------         --------         --------         --------         --------
Balance, end of period              $ 52,264         $ (1,112)        $ (1,033)        $(12,651)        $(54,742)        $ 11,342
                                    ========         ========         ========         ========         ========         ========

                                                                       EXHIBIT B
                                                                     PAGE 1 OF 2


                              ORGANIZATIONAL CHART
                      SHOWING THE RELATIONSHIP OF EACH EWG
                OR FOREIGN UTILITY COMPANY TO ASSOCIATE COMPANIES
                          IN THE HOLDING-COMPANY SYSTEM

    1. TECO Energy, Inc.
             TECO Power Services Corporation
                    TPS Guatemala One, Inc.
                           Tampa Centro Americana de Electricidad,
                           Ltda. - TCAE (an EWG)

    2.       TECO Power Services Corporation
                    TPS International Power, Inc.
                           TPS de Ultramar, Ltd.
                               TPS de Ultramar Guatemala, S.A.
                                     Distribucion Electrica CentroAmericana
                                     Dos, S.A.- DECA II
                                          Empressa Electrica de Guatemala, S.A.
                                          EEGSA (a foreign utility company)

    3.       TECO Power Services Corporation
                    TPS International Power, Inc.
                           TPS San Jose International, Inc.
                               TPS San Jose, LDC
                               TPS Palmera, LDC
                                     Palm Import and Export Corporation
                                     San Jose Power Holding Company, Ltd.
                                          Central Generadora Electric San Jose,
                                          S.R.L. - CGESJ (an EWG and a foreign
                                          utility company)

    4.      TECO Power Services Corporation
                    TM Power Ventures, LLC
                           TM  Czech Power LLC TM Kladno Electricidad s.r.l.
                                     TM Kladno B.V.
                                          Nations Kladno B.V.
                                               Matra Powerplant Holdings B.V.
                                                   ECK Generating, s.r.o.
                                                   (an EWG)

    5.      TECO Power Services Corporation
                    TM Power Ventures, LLC
                           TM ECK LLC
                              Nations Kladno (II) B.V.
                                   Energeticke Centrum Kladno, a.s.(a foreign utility company)

                                                                       EXHIBIT B
                                                                     PAGE 2 OF 2


    6.      TECO Power Services Corporation
                    TM Power Ventures, LLC
                           TM Delmarva Power LLC
                              Commonwealth Chesapeake Company, LLC (an EWG)

    7.      TECO Power Services Corporation
                    TECO Power Ventures, Inc.
                           TPS TriCo, LLC
                              TPS Dell, LLC (an EWG)

    8.      TECO Power Services Corporation
                    TECO Power Ventures, Inc.
                           TPS TriCo, LLC
                              TPS McAdams, LLC (an EWG)

    9.      TECO Power Services Corporation
                    TPS LP, Inc.
                    TPS GP, Inc.
                           TECO-Panda Generating Company, L.P.
                              Union Power I, LLC
                              Union Power II, LLC
                                   Union Power Partners, L.P. (an EWG)

    10.     TECO Power Services Corporation
                    TPS LP, Inc.
                    TPS GP, Inc.
                           TECO-Panda Generating Company, L.P.
                              Panda Gila River I, LLC
                              Panda Gila River II, LLC
                                   Panda Gila River, L.P. (an EWG)

    11.     TECO Power Services Corporation
                    TPS Hamakua, Inc.
                    TPS Hawaii, Inc.
                           Hamakua A LLC

                              Hamakua Energy Partners, L.P. (an EWG)

    12.      TECO Power Services Corporation
                    TECO Power Ventures, Inc.
                    TPS TriCo, LLC
                           TPS Tejas GP, LLC
                           TPS Tejas LP, LLC
                              Frontera Generation Limited Partnership (an EWG)